CONTRIBUTION AND PURCHASE AGREEMENT

HERITAGE PARK SURGICAL HOSPITAL

TABLE OF CONTENTS

R E C I T A L S		1
1.	CONTRIBUTION OF ASSETS AND PURCHASE OF TRANSFERRED UNITS.	2
2.	REPRESENTATIONS AND WARRANTIES OF HPSH AND SELLERS.	9
2A.	REPRESENTATIONS AND WARRANTIES OF SELLERS.	17
3.	REPRESENTATION AND WARRANTIES OF BUYER.	17
4.	PRE-CLOSING COVENANTS.	18
5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.	21
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF HPSH AND SELLERS.	24
7.	POST-CLOSING COVENANTS.	26
8.	TERMINATION.	36
9.	ASSIGNMENT.	36
10.	ENTIRE AGREEMENT.	36
11.	NOTICES.	37
12.	GOVERNING LAW; INTERPRETATION; SECTION HEADINGS.	38
13.	GENERAL.	38
15.	FURTHER ASSURANCES.	39
16.	COUNTERPARTS.	39
17.	ATTORNEYS’ FEES	39
18.	WAIVER OF JURY TRIAL.	39
19.	INTERPRETATION OF AGREEMENT.	39
20.	COMPLIANCE	39
21.	DISCLAIMER OF RELIANCE	40

EXHIBITS
Exhibit 1	New Company Agreement
Exhibit 2(a)	Assignment and Assumption of Membership Units from HPSH to Sellers
Exhibit 2(b)	Assignment and Assumption of Membership Units from Sellers to Buyer
Exhibit 2(c)	Assignment and Assumption of Membership Units from Entity Sellers to Owners
Exhibit 3	Bill of Sale and Assumption of Liabilities
Exhibit 4	Lease
Exhibit 5	Transition Services Agreement
Exhibit 6	Letter to CMS
SCHEDULES
Schedule 1.1	List of Furniture, Fixtures and Equipment
Schedule 1.1(g)	Excluded Contracts and Other Assets
Schedule 1.3(a)	Allocation of Purchase Price
Schedule 1.3(b)(3)	Current Working Capital Statement
Schedule 1.3(b)(ii)(2)	Seller Expenses
Schedule 1.3(b)(ii)(3)	Post-Closing Expenses Fund

Schedule 1.4	Assumed Debt
Schedule 2.1	List of Members
Schedule 2.4	Exceptions to Hospital Assets
Schedule 2.5	Financial Statements
Schedule 2.6	Material Contracts
Schedule 2.9	Employee Compensation
Schedule 2.10	Litigation and Proceedings
Schedule 2.11	Governmental Notices and Consents
Schedule 2.12	Changes in Business
Schedule 2.14	Real Estate Leases
Schedule 2.17	Pension and Retirement Plans
Schedule 5.6	Assumed Contracts
Schedule 7.3	Ownership Interests in Competitive Facilities

CONTRIBUTION AND PURCHASE AGREEMENT

This Contribution and Purchase Agreement (“Agreement”) is entered into as of June 1, 2015, by and among (i) Texas Health Venture Heritage Park, LLC, a Texas limited liability company (“Buyer”), (ii) Heritage Park Surgical Hospital, LLC, a Texas limited liability company (the “New Company”), (iii) Grayson County Physicians Property, LLC (d/b/a Heritage Park Surgical Hospital), a Texas limited liability company (“HPSH”), (iv) Foundation Surgical Hospital Holdings, LLC, a Nevada limited liability company (“Foundation”), Foundation Surgical Hospital Management, LLC, an Oklahoma limited liability company (“Foundation Management”), and (v) certain of the other members of HPSH who are listed on and execute the signature page of this Agreement (each a “Seller”, who together with Foundation being hereinafter collectively referred to as the “Sellers”), with reference to the following facts:

R E C I T A L S

A. HPSH presently owns and operates a surgical hospital and certain outpatient facilities operated as “provider based” hospital outpatient departments that are collectively known as Heritage Park Surgical Hospital (the “Hospital”), with a primary facility located at 3601 N. Calais Street, Sherman Texas 75090 (the land and improvements of which facility, together with the land and improvements of all other facilities that are billed as outpatient departments thereof, are collectively referred to herein as the “Real Property”).

B. Buyer is a wholly owned subsidiary of Texas Health Ventures Group L.L.C., a Texas limited liability company (“THVG”) which is owned by USP North Texas, Inc., a Texas corporation (“USP”), and Baylor University Medical Center, a Texas non-profit corporation (“Baylor”).

C. Buyer, HPSH and Sellers have agreed to a reorganization of the ownership of the Hospital as described herein. In connection therewith, Buyer has formed the New Company, which will operate in accordance with a Company Agreement substantially in the form prepared by Buyer and attached hereto as Exhibit 1 (the “New Company Agreement”).

D. HPSH will contribute to the New Company the Hospital Assets (as defined herein) in consideration for 1,000 Membership Units, representing a 100% ownership interest in the New Company.

E. Following HPSH’s contribution of the Hospital Assets to the New Company, HPSH will distribute the 1,000 Membership Units in the New Company to the members of HPSH on a pro rata basis as shown on Schedule 1.3(a).

F. Following the contribution and distributions referenced in Recitals D and E, Buyer will purchase an aggregate 531 Membership Units, representing a 53.1% ownership interest in the New Company, by purchasing 200 Membership Units from Foundation and Membership Units held by the other Sellers as shown on Schedule 1.3(a) attached hereto. In addition, immediately following such sales, any Seller that is an entity Seller (each, an “Entity Seller” and collectively the “Entity Sellers”) shall distribute its remaining Membership Units to its owners on a pro rata basis.

G. Within 120 days after the Effective Date (as defined below), HPSH intends to acquire substantially all of the assets of the licensed ambulatory surgery center operated by Sherman Surgery Center PA located at 1111 Sara Swamy Drive in Sherman, Texas (the “Sherman ASC”) pursuant to the terms set forth in that certain letter of intent, dated June 2015, executed by HPSH and the owner of Sherman ASC.

H. From and after the completion of the above transactions, Buyer will manage the Hospital in accordance with a Management Agreement, substantially in the form attached as Exhibit C to the New Company Agreement (the “New Management Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

A G R E E M E N T

1.	CONTRIBUTION OF ASSETS AND PURCHASE OF TRANSFERRED UNITS.

1.1 Contribution of Hospital Assets.

(a) Subject to the terms and conditions of this Agreement, at the Closing (as defined below), HPSH shall contribute to the New Company all of the assets (other than the Excluded Assets, as defined below), whether real, personal or mixed, tangible or intangible, of HPSH associated with or used in the operation of the Hospital, including without limitation all leasehold improvements, furniture, trade fixtures, medical and non-medical equipment (including without limitation computer hardware), surgical instruments, inventory and supplies (including medicines and consumables), bank accounts, cash in an amount equal to $500,000 (the “Transferred Cash”), accounts receivable (whether recorded or unrecorded on HPSH’s books or assigned for collection), deposits, prepaid expenses, contract rights, other current assets, warranties, bonds, guaranties, goodwill, trade names (including without limitation the trade name “Heritage Park Surgical Hospital”), licenses and permits (to the extent transferable), computer software, books and records relating to the development and operation of the Hospital (including without limitation accounts receivable records, personnel files and patient records) and all other intangible assets relating to the development and operations of the Hospital excluding the intangible and intellectual property rights described in Schedule 1.1(g) (collectively, the “Hospital Assets”). The furniture, fixtures and equipment included in the Hospital Assets are described on Schedule 1.1 attached hereto. The Hospital Assets shall not include the following assets (the “Excluded Assets”): (a) cash held as of the Effective Date that is in excess of the Transferred Cash; (b) HPSH’s corporate books and records that do not relate to the development, operations or business of the Hospital; (c) HPSH’s rights under this Agreement; (d) all rights under insurance policies and insurance payments covering insured liabilities that are not Assumed Liabilities (as defined in Section 1.4(a) below); (e) all real property owned by HPSH as of the Effective Date; (f) any claims related to Excluded Assets or Excluded Liabilities; (g) the Contracts and other assets set forth on Schedule 1.1(g); (h) assets not owned by HPSH or otherwise transferable; and (i) “meaningful use” payments associated with the adoption of electronic health records under applicable law and accrued or earned prior to the Closing Date but payable after the Closing. For purposes of clarification, the parties shall pro rate any meaningful use incentive payments received in connection HPSH’s pre-existing electronic medical record system, with HPSH retaining the right to any such payments based on expenditures prior to the Effective Date.

Any cash and/or cash equivalents held by HPSH as of the Effective Date (as defined below) that are in excess of the Transferred Cash will be distributed to the Sellers following the Closing in accordance with Section 7.4(b).

(b) In exchange for the contribution of the Hospital Assets pursuant to Section 1.1(a), HPSH shall receive from the New Company 1,000 Membership Units in the New Company, representing 100% of the membership interests in the New Company.

(c) Concurrently with the completion of the transactions described in subsections (a) and (b) above, HPSH shall distribute 1,000 Membership Units in the New Company to the members of HPSH according to their respective pro rata ownership interests in HPSH on the Closing Date (as defined below). Each such transfer shall be effected pursuant to an Assignment and Assumption of Membership Units substantially in the form attached hereto as Exhibit 2(A).

1.2 Sale and Transfer of Transferred Units. Subject to the terms and conditions of this Agreement, after the contribution and distributions described in Section 1.1 and at the Closing, each Seller shall sell and transfer to Buyer, and Buyer shall purchase, Membership Units as shown on Schedule 1.3(a) attached hereto (which shall total 531 Membership Units in the aggregate, representing a 53.1% ownership interest in the New Company). The Membership Units to be sold and transferred to Buyer pursuant to this Section 1.2 are sometimes hereinafter collectively referred to as the “Transferred Units.” Each such sale and transfer shall be effected pursuant to an Assignment of Membership Units substantially in the form attached hereto as Exhibit 2(B). Immediately following the sales of the Transferred Units to Buyer, each Entity Seller shall distribute its remaining Membership Units to its owners on a pro rata basis pursuant to an Assignment and Assumption of Membership Units substantially in the form attached hereto as Exhibit 2(C).

1.3 Purchase Price and Payment for Transferred Units.

(a) Purchase Price; Management Fee Termination Payment. Subject to the terms and conditions of this Agreement, and in full consideration for the sale, assignment, transfer and delivery of the Transferred Units to Buyer, at the Closing, Buyer shall pay to each Seller the amounts described on Schedule 1.3(a) attached hereto, which shall be based on a purchase price of $25,922,754 (the “Purchase Price”) for a 53.1% interest in the New Company represented by the Transferred Units plus associated management rights in the Hospital. In addition, Buyers shall pay $750,000 to Foundation Management as consideration for its agreement to terminate the June 1, 2013 Hospital Management Services Agreement between Foundation Management and HPSH (the “Foundation Management Agreement”). The amounts payable to Sellers (i) shall be reduced by (A) the Withheld Funds, (B) a total of $65,093 to cover the Sellers’ share of the cost of “retroactive” insurance under the master insurance policies of USP (or its affiliate) obtained on behalf of HPSH at Closing pursuant to Section 6.12 and (C) the amounts paid by Buyer as provided in Section 1.3(b)(ii), all of which will be withheld from Sellers as provided on Schedule 1.3(a) based upon their current percentage ownership interests in HPSH (the “Ownership Ratios”), and (ii) shall be subject to adjustment as provided in Section 1.3(b) below. The Purchase Price (as reduced pursuant to this Section 1.3(a)) shall be paid on the Closing Date by Buyer’s checks or, if a Seller gives Buyer appropriate instructions at least two business days prior to the Closing Date, by wire transfer of immediately available funds.

(b) Adjustments to Purchase Price.

(i) After Closing, the Purchase Price payable for the Transferred Units shall be adjusted as follows:

(1) The Purchase Price shall be (A) increased by the percentage interest in the New Company represented by the Transferred Units (53.1%) multiplied by an amount equal to any reduction in the Assumed Debt (as defined below) from the $8,591,126 balance as of December 31, 2014 (“Reference Date”) and the Effective Date; (B) decreased by the percentage interest in the New Company represented by the Transferred Units (53.1%) multiplied by an amount equal to any increase in the Assumed Debt between the Reference Date and the Effective Date.

(2) The Purchase Price shall be increased (if a positive number) or decreased (if a negative number) by the percentage interest in the New Company represented by the Transferred Units (53.1%) multiplied by an amount equal to any change in HPSH’s working capital (as defined below) as of the Effective Date from $1,126,137 (“Target Working Capital”). HPSH’s “working capital” shall mean the book value of HPSH’s current assets (other than cash) that are of the type included in the Hospital Assets and are shown on the Estimated Closing Net Working Capital Statement (defined below) less its current liabilities that are of the type to be assumed by the New Company pursuant to Section 1.4(a) (other than the current portion of any indebtedness to be assumed by New Company pursuant to Section 1.4(a)(ii) below), calculated on an accrual basis of accounting in accordance with generally accepted accounting principles applied consistently with the calculation of the Target Working Capital.

(3) Not later than three business days prior to the Closing Date, HPSH shall deliver to the Buyer a consolidated balance sheet with respect to HPSH as of the close of business on the day prior to the Effective Date and a statement (the “Estimated Closing Net Working Capital Statement”), made in good faith of Sellers’ estimated calculation of the Closing Date net working capital (including the components thereof) certified by a representative of the HPSH. Such consolidated balance sheet and Estimated Closing Working Capital Statement shall (i) be prepared in accordance with generally accepted accounting principles (“GAAP”), (ii) in the case of the Estimated Closing Net Working Capital Statement set forth therein, be calculated in accordance with the “Current Working Capital Statement” as of December 31, 2014 as set forth on Schedule 1.3(b)(3), and (iii) be based on the books and records of HPSH.

(4) To the extent reasonably requested by the Buyer, HPSH will make available to the Buyer and its auditors and advisors all records and work papers used in preparing the Estimated Closing Net Working Capital Statement; provided, that any such access or furnishing of such information shall be conducted during normal HPSH hours under the reasonable supervision of Sellers’ agents and in such a manner as not to interfere in any material respect with the normal operations of the HPSH; and provided, further, that Buyer shall treat all such information as confidential in accordance with this Agreement and hereby waives any right to use such information for any purpose other than in connection with the transactions contemplated by this Agreement.

(5) Within 90 days after the Closing Date (or such longer period as may be mutually agreed by the parties and subject to delays caused by deficiencies in the books and records of HPSH), Buyer shall prepare and submit to Sellers or to Foundation and the designee of the other Sellers (“Representative”), who shall represent the Sellers other than Foundation for purposes of this Section 1.3, an unaudited balance sheet of HPSH as of the Effective Date in accordance with generally accepted accounting principles consistently applied, together with any other appropriate statements and otherwise prepared in the same manner as the Estimated Closing Net Working Capital Statement (collectively, the “Closing Working Capital Statement”), which shall include (i) the net working capital of HPSH at the Effective Date, (ii) the calculation of the decrease or increase (as applicable) in HPSH’s working capital from the Target Working Capital, (iii) the calculation of the amount owed by Sellers to Buyer (if any) due to a working capital shortfall in HPSH and (iv) the calculation of the amount owed by Buyer to Sellers (if any) due to a working capital excess in HPSH. The Representative and Foundation and their designated professional advisors may review at their expense any financial records and other documents and records relevant to the Working Capital Statement at the location or locations at which such records and documents are normally kept. Such Closing Working Capital Statement shall be deemed accepted by the Representative and Foundation unless the Representative or Foundation provides Buyer with written notice of any objections (including a description of such objections) within 30 days after Foundation and the Representative’s receipt of the Closing Working Capital Statement. If such written notice of any objection is given to Buyer, then the Representative and Buyer shall use reasonable efforts to resolve such disagreement and, if they are unable to resolve such disagreement within 30 days after such written notice of objection is given, the dispute shall be submitted for final and binding determination to KPMG LLP, which shall act as an arbitrator based solely upon the present actions of the Parties and not as an independent review in making such determination (which determination shall be made within 30 days after such matter is submitted to KPMG LLP). The fees charged by KPMG LLP in connection with such determination, which shall be billed separately and independently from any other services provided by KPMG LLP, shall be borne equally by Buyer and Sellers (out of the Withheld Funds). If the Closing Working Capital Statement (as finally determined pursuant to this Section 1.3(b)(i)(5) and provided in writing to both parties) indicates that the actual working capital on the Effective Date is less than Target Working Capital, Sellers authorize Buyer to retain an amount equal to 53.1% of such working capital shortfall from the Withheld Funds in the same ratio (the “Purchase Price Ratio”) used in determining the amount withheld from each Seller shown in Schedule 1.3(a). If the amount of the Withheld Funds is less than the amount owing to Buyer pursuant to the foregoing sentence, then Sellers shall promptly pay to Buyer the amount owing. If the actual working capital on the Effective Date (as finally determined pursuant to this Section 1.3(b)(i)(5)) exceeds the Target Capital Working Capital, Buyer shall promptly pay 53.1% of such excess to Sellers according to their respective Purchase Price Ratios.

(6) Any item not specifically referred to the KPMG, LLP for evaluation shall be deemed final and binding on Buyer and Seller. In resolving the issues set forth in the written notice of objection, KPMG, LLP shall (i) be limited to the unresolved issues set forth in the objection notice, (ii) base its determination upon the terms and conditions of this Agreement (including the method of calculating the net working capital of HPSH at the Effective Date) and (iii) select with respect to each item in dispute an amount between or equal to Buyer’s position as set forth in the Closing Net Working Capital Statement or Seller’s position as set forth in the objection notice. The determination of the Closing Net Working Capital Statement by the KPMG, LLP shall be binding on the parties. Any amount adjusted as part of the working capital shall be determined without duplication. This Section 1.3(b)(i)(5) shall be the sole provision of this Agreement to resolve any issues among the parties related to the working capital of HPSH as of the Effective Date.

(ii) On Closing Date, Buyer shall pay the following:

(1) To Foundation Surgery Affiliate of Grayson County LLC all amounts due from HPSH as of the Closing Date on the Promissory Note dated October 1, 2011, in the original principal amount of $775,616.

(2) All amounts, as set forth on Schedule 1.3(b)(2), payable by Sellers through the Closing Date for: (a) legal, accounting, consulting, or other similar fees and expenses related to the transactions contemplated by this Agreement; (b) broker, investment banking, and other similar fees and expenses related to the transactions contemplated by this Agreement; and (c) all other payments, costs, and expenses incurred by Sellers as a result of the transactions contemplated by this Agreement that have not been paid in full prior to the Closing Date.

(3) The Post-Closing Expenses Fund amount equal to $380,276.57 to be escrowed for the benefit of Sellers in accordance with Schedule 1.3(b)(3). HPSH shall pay any post-closing transaction costs of Sellers from such amount. Within 180 days after the Effective Date, HPSH shall distribute to Sellers, on a pro rata basis in accordance with Schedule 1.3(a), any unused portion of the Post-Closing Expenses Funds.

(c) Transferred Cash. The parties shall determine the Effective Date cash and cash equivalent assets of HPSH from the final Working Capital Statement referred to in Section 1.3. Following the Closing Date, the New Company shall distribute any cash or cash equivalents included in the Hospital Assets that is in excess of the Transferred Cash to Sellers on a pro rata basis in accordance with their respective ownership interests in HPSH held as of the Closing Date. If HPSH fails to contribute the full amount of the Transferred Cash pursuant to Section 1.1(a), Sellers authorize Buyer to contribute to the New Company any shortfall in such Transferred Cash from the Withheld Funds.

(d) Withheld Funds. At the Closing, Buyer shall withhold (i) $400,000 of the Purchase Price (the “Withheld Funds”) as collateral to secure (A) any obligation Sellers may have pursuant to Section 1.3(b)(i)(5) with respect to shortfalls in the Effective Date working capital of HPSH from the Target Working Capital, (B) HPSH’s obligation to contribute the Transferred Cash to the New Company pursuant to Section 1.1(a), (C) any obligation the

Sellers may have pursuant to Section 7.4(a) with respect to increases in Assumed Debt, (ii) $100,000 of the Purchase Price (the “CMS Indemnification Funds”) as collateral to secure the indemnification obligations set forth in Section 7.1(b) with respect to potential payment to the Medicare program required pursuant to the CMS Self-Disclosure defined in Section 5.19, (iii) $1,000,000 of the Purchase Price (the “Chindrich Withhold”) pending the completion of the exercise of the option held by Patrick Chindrich, M.D. (“Chindrich”) to purchase a minimum 1% ownership interests in the New Company, as provided in Section 7.4(c) and (iv) $1,823,886 of the Purchase Price (the “Sherman ASC Withhold”) pending completion of the acquisition of Sherman ASC as provided in Section 7.4(d). The amounts withheld from each Seller shall be as reflected on Schedule 1.3(a). The excess of the Withheld Funds, the Chindrich Withhold and the Sherman ASC Withhold over the amount (if any) owed by Sellers to Buyer shall be paid to Sellers in accordance with Section 7.4 and the excess of the CMS Indemnification Funds over the amount necessary to satisfy any CMS Self Disclosure obligations shall be paid to Sellers in accordance with Section 7.1(h).

1.4 Assumption of Liabilities.

(a) Assumed Liabilities. The New Company shall assume and be responsible only for the following obligations, duties and liabilities of HPSH relating to the Hospital (the “Assumed Liabilities”): (i) the liabilities, obligations and duties of HPSH under the contracts, equipment leases and other leases and subleases and other instruments described in Schedule 2.6 attached hereto, or which relate to the Hospital’s business but are not required to be listed in Schedule 2.6, but only as and to the extent any such obligation, duty or liability arises on or after the Effective Date or is accounted for in the Working Capital Statement pursuant to Section 1.3; (ii) any indebtedness specifically described and quantified in Schedule 1.4 attached hereto, which had an aggregate principal balance of $8,591,126 as of December 31, 2014 (the “Assumed Debt”), and does not include any debt secured by any Real Property; (iii) all trade payables, liabilities for deposits and prepaid services, liabilities for transfer, sale, use and other non-income taxes, accrued employee compensation or benefit obligations, that are (A) of the type reflected on the Balance Sheet (as defined in Section 2.5(a) below), (B) incurred in the ordinary course of the Hospital’s business after the Balance Sheet Date (as defined in Section 2.5(a) below) and (C) accounted for in the Closing Working Capital Statement; and (iv) any claim, recoupment, set-off, adjustment, penalty, fine, encumbrance, or other liability relating to the Medicare provider agreement of the Hospital assumed by the New Company, subject to the indemnification provisions in Section 7.1 and (v) any liability taken into account in the determination of the net working capital of HPSH as of the Effective Date. For purposes of clarification, the New Company shall be responsible for the obligations, duties and liabilities relating to the Hospital arising from and after the Closing.

(b) Excluded Liabilities. It is understood and agreed that, except as expressly set forth in Section 1.4(a), the New Company shall not assume, pay or be responsible for any other obligation, duty or liability of HPSH or any Seller not expressly assumed hereunder of any nature whatsoever and regardless of when arising, including without limitation (i) any obligation, duty or liability under any contract, lease or instrument, other than those contracts, leases and instruments specifically included in the Assumed Liabilities pursuant to Section 1.4(a)(i), (ii) any malpractice claim or other dispute or litigation arising out of HPSH’s business or the business of the Hospital prior to the Effective Date, (iii) any federal, state or local assessments, taxes or other tax liabilities (other than non-delinquent taxes specifically included in the Assumed Liabilities) of HPSH, whether arising before, on or after the Closing Date other than included in the working capital, (iv) any obligation of HPSH or any Seller hereunder, (v) any cost or expense of HPSH or any Seller referred to in Section 4.5, (vi) any obligation, duty or liability arising out of any transaction among the Sellers or between any Seller and HPSH (other than such an obligation under the contracts expressly listed in Schedule 2.6), (vii) any claim, recoupment, set-off, adjustment, penalty, fine, encumbrance, or other liability relating in any way to enrollment, billing, coding, reimbursement or participation in any governmental health care program (other than those relating to the Medicare provider agreement of the Hospital) arising out of HPSH’s business or the business of the Hospital prior to the Effective Date, (viii) any claim relating to any violation of law arising out of Hospital’s business or the business of the Hospital prior to the Effective Date, (ix) any indebtedness for borrowed money owed by HPSH (including without limitation any indebtedness owed by HPSH to any of its members ) other than the Assumed Debt, (x) any fees, costs or expenses of the attorneys, accountants, consultants, brokers or advisors of HPSH or any Seller arising in connection with the transactions contemplated by this Agreement, (xi) any liability as to which HPSH or any Seller would have an indemnity obligation under Section 7.1(b), (xii) any liability or expense arising out of the dispute between Foundation Management and HPSH relating to the Management Agreement dated April 30, 2010, between Foundation Management and HPSH, or otherwise, and (xiii) any liabilities of HPSH arising from any violation of law by HPSH or any Seller, including without limitation any liability or obligation resulting from a delinquency or deficiency in filing the attestations described in Section 5.17, but excluding liabilities incurred as a result of any violation of law in connection with the transactions contemplated herein (collectively, the “Excluded Liabilities”). HPSH and (as applicable) the Sellers shall be solely responsible for the Excluded Liabilities and shall discharge the Excluded Liabilities on a timely basis at no cost to Buyer or the New Company.

1.5 Sales Tax and Filing Fees. Buyer and Sellers agree to pay any sales tax or other similar tax or fee associated with the transfer of the Hospital Assets to the New Company, the sale and purchase of the Transferred Units and the assumption of liabilities pursuant hereto on pro-rata 50%/50% shared basis. It is not anticipated that the transactions contemplated by this Agreement will result in the imposition of any such tax or fee.

1.6 Closing and Effective Date.

(a) The Closing. The closing of the transactions provided for herein (the “Closing”) will take place within 2 business days following the satisfaction of the conditions described in Sections 5 and 6, or at such other place or at such other date and time as Buyer and HPSH shall agree. Such time and date are referred to herein as the “Closing Date.” The Closing Date is currently expected to be June 12, 2015. Signatures required for the Closing may be transmitted by facsimile or other electronic transmission to counsel for HPSH and Buyer.

(b) Effective Date. Regardless of when the Purchase Price is paid, the Closing shall be effective as of 12:01 a.m. on the first day of the calendar month in which the Closing occurs (if the Closing occurs on or before the 15th day of the calendar month) or as of the first day of the following calendar month (if the Closing occurs on or after the 15th day of the calendar month) (the “Effective Date”). The parties hereto agree to acknowledge and use said date for all purposes, including for accounting and federal and state tax reporting purposes. Anything herein to the contrary notwithstanding, all income, losses, liabilities and cash flow attributable to the Hospital on and after the Effective Date shall be allocated to the New Company.

(c) Effect of Delays. Except as provided in Section 8, failure to consummate the Closing on the dates and at the places selected pursuant to this Section 1.6 shall not result in any termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

(d) Delayed Purchase of Dr. Vincent’s Transferred Units. Anything in this Agreement to the contrary notwithstanding, the purchase by Buyer of the Transferred Units from Dale Vincent, M.D. shall not take place at the Closing Date and, instead, shall be consummated on July 6, 2015, at which date Buyer shall pay to Dr. Vincent his share of the Purchase Price as provided on Schedule 1.3(a). The effective date of the transfer of Dr. Vincent’s Transferred Units to Buyer shall be July 6, 2015. Although the actual and effective date of the purchase by Buyer for Transferred Units from Dale Vincent, M.D. is July 6, 2015, Dr. Vincent agrees to assign his share of any income or loss, and any distributions based on any such income, relating to the operations of HPSH to Buyer for the period from July 1, 2015 through the date of transfer of July 6, 2015. Therefore, Dr. Vincent will not be allocated any income or loss, or distributions on any such income, from operations subsequent to June 30, 2015.

2.	REPRESENTATIONS AND WARRANTIES OF HPSH.

HPSH represents and warrants to Buyer as follows:

2.1 Existence. HPSH is a limited liability company that is existing in good standing under the laws of the State of Texas and has full power and authority to carry on its Business as presently conducted. A true and complete copy of HPSH’s Operating Agreement, dated as of January 15, 2011 (the “HPSH Operating Agreement”) has been delivered to Buyer. HPSH (a) does not have any subsidiaries, (b) is not a party to any partnership or joint venture arrangement, (c) has not conducted any business outside the State of Texas and (d) does not own any equity securities or have any similar or equivalent interests in any other corporation, partnership or other entity except as set forth on Schedule 2.1. The Sellers currently own all of the outstanding ownership and other equity interests in HPSH. Attached hereto as Schedule 2.1 is a true and complete list of the names and ownership interests in HPSH of the owners of HPSH (including such information as to the record and beneficial owners of any Seller that is an entity) and the dates such ownership interests were acquired. Except as otherwise indicates on Schedule 2.1 and any issuances of equity interests in HPSH in connection with the acquisition of the Acquired Entities, no Seller acquired an interest in HPSH on or after August 1, 2014. There are no outstanding warrants, options or rights of any kind to acquire from HPSH or any person or entity any ownership interest or other equity securities in HPSH.

2.2 Due Authorization. The execution, delivery and performance of this Agreement and the other transactions, documents and agreements provided for herein by HPSH and each Seller have been duly and properly authorized by all requisite company, corporate, partnership and trustee action (as applicable) and no further action is necessary to authorize and implement such transactions or to make this Agreement and such other documents and agreements valid and binding upon each such party in accordance with their respective terms.

2.3 Compliance with Instruments. Except for the consent requirements disclosed in Schedule 2.6, no provisions exist in any agreement to which HPSH or any Seller is a party or by which any of the Hospital Assets is bound, or in the HPSH Operating Agreement or in HPSH’s articles of organization, which would be violated by the execution, delivery or consummation of this Agreement or the transactions contemplated hereby.

2.4 Hospital Assets. Except as described in Schedule 2.4, the Hospital Assets (including leased assets) constitute all of the material rights, properties and assets (other than the Excluded Assets) currently in existence that are necessary for the operation of the Hospital as currently operated. The Hospital Assets are in good working condition, subject to normal wear and tear. HPSH has good title to the Hospital Assets (including title to leasehold interests as to any of the Hospital Assets that are leased by HPSH) and, upon consummation of the transactions contemplated by this Agreement, the New Company will receive good title to the Hospital Assets, subject to no mortgage, pledge, lien, security interest, encumbrance or other charge other than (a) the interests of lessors in leased assets, (b) liens for taxes not yet due, (c) liens securing the Assumed Debt and (d) liens created pursuant to the contracts listed in Schedule 2.6 and (e) other permitted liens in Schedule 2.6.

2.5 Financial Statements. Attached hereto as Schedule 2.5 are copies of the following financial statements of HPSH: (a) unaudited balance sheet (the “Balance Sheet”) as of December 31, 2014 (the “Balance Sheet Date”); (b) unaudited statement of operations for the 12 month period ended on the Balance Sheet Date; and (c) unaudited balance sheet and statement of operations as of and for the years ended December 31, 2012 and 2013. Such financial statements have been prepared in accordance with GAAP consistently applied, except that such financial statements are not audited and do not include footnotes and the interim financial statements are subject to normal year-end adjustments. Such financial statements present fairly the financial condition of HPSH at each of the said balance sheet dates and the results of its operations for each of the said periods covered thereby. The Balance Sheet does not exclude any material asset or omit to state any material liability, absolute or contingent, or other material fact, that is required under GAAP to be included therein.

2.6 Material Contracts. Schedule 2.6 is an accurate list as of the date hereof of all of the material contracts, equipment leases and instruments related to the Hospital and identifies those that are to be assigned to the New Company, including but not limited to contracts with health maintenance organizations, insurance companies, employers or other third party payors, equipment leases, sales agency agreements, contracts with municipalities and labor organizations, agreements with any member of the medical staff of the Hospital, loan agreements, Real Property leases, supply contracts, service agreements, employment and consulting contracts and equipment purchase agreements. No contract, equipment lease or instrument will be considered “material” if it involves a financial commitment for the remaining non-cancelable term of $50,000 or less; provided, however, that any contract in which any Seller, any family member, owner or affiliate of any Seller or any member of the medical staff of the Hospital (or any family member or affiliate of such medical staff member) has direct or indirect interest shall be considered “material” for purposes of this Section 2.6 and all such contracts shall be separately listed and identified in Schedule 2.6. HPSH has previously delivered true and complete copies of such documents to Buyer, as well as a true and complete copy of the letter of intent relating to the Sherman ASC. HPSH has complied with all of its obligations under all material provisions of such contracts, equipment leases and instruments, and no event has occurred or set of facts exists which constitutes a default by HPSH, or which with the passage of time or the giving of notice or both would constitute a default by HPSH, as to any such contract, equipment lease or commitment or which would permit the other party thereto to terminate such agreement or prevent the New Company from receiving the benefits thereunder, except for any such default which, individually or in the aggregate, will not cause a Material Adverse Change (as defined below). Where applicable, Schedule 2.6 accurately describes the relationship of each party to the contracts, equipment leases and instruments listed therein to the Hospital, any Seller, any Hospital medical staff member or any of their respective family members, owners or affiliates. Except as set forth on Schedule 2.6, all contracts, equipment leases, instruments and commitments listed in Schedule 2.6 may be assigned and transferred to the New Company pursuant to this Agreement without the necessity of any consents or waivers from any third party and without violation of or default thereunder. Each Agreement listed on Schedule 2.6 to which a physician is a party (or in an entity owned by one or more physicians) was bargained at arm’s length and was consistent with fair market value at the time entered into and at the time of any renewals.

2.7 Liabilities of HPSH; Tax Returns. Except for the Assumed Liabilities, there are no material liabilities, duties or obligations incurred by HPSH of any kind, character or description, whether accrued, absolute, contingent or otherwise, to which the New Company will become subject. Except for the Assumed Debt, all of the Assumed Liabilities have been incurred by HPSH in the ordinary course of the business of the Hospital. The Hospital has timely filed all tax returns and reports required to be filed by it, including without limitation all federal, state and local income, franchise and withholding tax returns and statements, and has paid in full all taxes and similar charges which have become due. There are no tax liens upon any property or assets of Hospital other than for taxes not yet due and payable.

2.8 Title to Transferred Units. Upon the transfer and sale of the Transferred Units to Buyer pursuant hereto, Buyer will acquire good title to the Transferred Units free of any security interests, liens, claims, options, prior rights, restrictions, or encumbrances created by HPSH (other than restrictions imposed by the New Company Agreement or by applicable state and federal securities laws).

2.9 Compensation and Benefits; Labor Matters. All current employees and consultants providing services to the Hospital are employed by HPSH and all employee benefits are provided to such employees by Foundation Management as provided in the Foundation Management Agreement. A true and complete list of all such employees and consultants and their current compensation arrangements is attached hereto as Schedule 2.9. Except as expressly described in Schedule 2.9, there are no accrued but unpaid bonuses or other deferred compensation arrangements with any such employees or consultants. HPSH does not have any collective bargaining agreement with any labor union and is not currently negotiating with a labor union. To HPSH’s knowledge, there are no threats of strike or work stoppages by any of the Hospital’s employees. The Hospital has received no written notice that any Hospital employee has ever filed with any governmental authority any claim or report asserting sexual harassment, age or racial discrimination or any violation of OSHA or similar state laws.

2.10 Litigation and Proceedings. Except as described in Schedule 2.10 attached hereto, there are no legal claims, actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of HPSH, threatened against HPSH, its properties, assets or business. HPSH is not in default with respect to any judgment, order or decree of any court, governmental agency or instrumentality. Schedule 2.10 contains a complete and accurate description of the status of any matter covered thereby, and HPSH carries insurance to cover the costs, expenses and damages of each of the matters described therein. Buyer is not assuming any liability or responsibility with respect to any matter described in Schedule 2.10.

2.11 Compliance with Law and Instruments. The business and operations of the Hospital have been and are being conducted in material compliance with all applicable laws, rules, regulations and licensing requirements of all authorities, including without limitation (a) all applicable rules, regulations and licensing requirements under federal and Texas law, the violation of which, individually or in the aggregate, could adversely affect in any material way the financial condition, results of operation or business of the Hospital and (b) the federal anti-kickback laws (42 U.S.C. § 1320a-7b) and Stark law (42 U.S.C. § 1395nn), the regulations promulgated thereunder, and equivalent Texas laws, except as described in the CMS Self-Disclosure. HPSH has no knowledge of any facts which might form the basis for a claim that any such violation exists. Except for the matters described in Schedule 2.11, no governmental consent, review or other process is required in connection with the transfer of the Hospital Assets provided for herein or in order for the Hospital to continue its business following the consummation of the transactions contemplated hereby. The Hospital is licensed as a general hospital by the Texas Department of State Health Services (TDSHS), is accredited by DNV Healthcare and is certified to participate in the Medicare and Medicaid programs and authorized to receive (and has received) payments for procedures covered by Medicare and Medicaid. Except for normal inspections by TDSHS and any other applicable Texas agencies (as to which there is no material outstanding uncured deficiency), neither the Centers for Medicare and Medicaid Services, nor any other federal or state agency (or any private contractors acting on their behalf) has conducted or has given HPSH any written notice that it intends to conduct any audit or other review of HPSH’s participation in the Medicare and Medicaid programs, and no such audit or review would result in any material liability by HPSH for any reimbursement, penalty or interest with respect to payments received by HPSH thereunder. HPSH has completed in all material respects and filed on a timely basis accurate copies of all reports required to be filed with any governmental authority. All financial records, patient records and other documents required to be maintained by HPSH with respect to the Hospital have been maintained in material conformity with all applicable federal and state laws and regulations, except where the failure to do so would not have a material adverse effect on the assets or operations of the Hospital. Except as described in the CMS Self-Disclosure:

(a) Neither HPSH nor, to its knowledge, any of its Employees, officers, directors, agents or owners has been excluded from participation in the Medicare program or convicted of, charged with or investigated or is under investigation for any activity which is prohibited under the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and the regulations promulgated thereunder.

(b) HPSH has not established and does not maintain a “financial relationship” as that term is defined by the Stark Law, with any physician or with an immediate family member of any physician who makes referrals to Seller for “designated health services” (as defined under the Stark Law), unless such financial relationship or referral, as applicable, meets an exception to the Stark Law and HPSH has not received written notice of, and to its knowledge is not under, investigation for an arrangement alleged to be a financial relationship or referral that does not meet an exception to the Stark Law.

(c) HPSH has operated in compliance with all material requirements of the “whole hospital exception” under the Stark Law, as set forth in 42 U.S.C. 1395nn(d)(3) and 42 C.F.R., Subpart J, § 411.356(c)(3).

(d) HPSH has not been required to pay any civil monetary penalty under applicable law regarding false, fraudulent or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program and is not currently the subject of any investigation or proceeding that may result in such payments or penalties.

(e) No “identified” overpayment, as defined herein, has been retained by HPSH in any manner that would reasonably be expected to constitute a violation of the Federal False Claims Act (31 U.S.C. §§ 3729-3722) or any similar state laws or regulations. For purposes of this section, an overpayment has been “identified” when HPSH has actual knowledge of the existence of the overpayment or acts in reckless disregard or deliberate indifference of the overpayment.

2.12 Absence of Specified Changes. Since the Balance Sheet Date, except for the transactions provided for herein and except as set forth in Schedule 2.12, there has not been: (a) any capital expenditure by HPSH in excess of $100,000; (b) any material change in the quantity or quality of the equipment, surgical instruments or supplies included in the Hospital Assets, except for changes due to ordinary wear and tear and changes in quantities of supplies in the ordinary course of business; (c) any destruction, damage to or loss of any of the Hospital Assets, not covered by insurance exceeding $100,000; (f) any mortgage, pledge or other encumbrance of the Hospital Assets except in the ordinary course of business; (g) any increases in salaries or benefits to employees or independent contractors of HPSH (other than previously scheduled annual increases or in accordance with HPSH’s past practices); (h) any material amendments to existing material contracts or any material new contracts, other than in the ordinary course of HPSH’s business; (i) any sale, transfer or disposition of any material Hospital Assets; (j) any written or, to HPSH’s knowledge, oral communication from any third party payor that accounted for more than 5% of HPSH’s net revenues in 2014 that such payor intends to discontinue or substantially reduce its utilization of the Hospital; or (k) any agreement by HPSH to do any of the things described in this Section 2.12.

2.13 Real Property. Except for the Real Property covered by the Leases (as defined below), the Real Property is currently owned by HPSH and, as of the Closing Date will be owned by HPSH. To HPSH’s knowledge, no person or entity other than HPSH has any option or right of first refusal to purchase, occupy, lease or rent the Real Property or any portion thereof. In addition, HPSH makes the following representations and warranties regarding the Real Property:

(a) A certificate of occupancy and all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction have been issued for the improvements on all Real Property and, as of and immediately after the Closing, all of the foregoing will be in full force and effect.

(b) All utilities required for the operation of each of the Hospital’s facilities by HPSH are installed and operating, all installation and connection charges have been paid in full and the right to the return of any deposit or contribution in connection therewith shall inure to the New Company.

(c) No zoning, building, flood control, fire, safety, toxic materials, hazardous waste or any other law, ordinance, code, order, regulation or restriction is violated in any material respect by the continuing operation or use of the Hospital in a manner consistent with past practices.

(d) There are no material structural defects in any of the improvements located on the Real Property. The heating, electrical, plumbing and drainage systems at or servicing the Real Property and all material facilities and equipment relating thereto are in good working condition and repair in all material respects, ordinary wear and tear excepted, and, together with the other Hospital Assets, the Real Property is adequate for the business of the Hospital as currently conducted.

(e) No portion of the Real Property is subject to or affected by any special assessment, whether or not such special assessment constitutes a lien on the Real Property. HPSH has provided Buyer with complete copies of all property tax statements for the current year.

(f) There are adequate means of ingress and egress for vehicular and pedestrian traffic to and from the Real Property and each adjoining street, road or highway. There are adequate parking facilities to serve the Hospital’s current needs at each of its locations without the necessity of building or leasing any additional facilities or space, and the number of parking spaces that is available for the Hospital at each location complies with all applicable ordinances, statutes and regulations.

(g) No Hazardous Materials, toxic substances or related materials have been generated, released, discharged, stored, handled or disposed of on, under, in or about the Real Property by HPSH or any of its affiliates except in material compliance with all federal, state and local health, safety, building, fire control, environmental, toxic materials and hazardous waste laws, ordinances, orders, regulations and restrictive covenants. The term “Hazardous Materials” shall mean any substance, material or waste which is or becomes regulated by any state or local governmental authority or the United States Government, including but not limited to any material or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyl, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act

(33 U.S.C. §1317), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), or (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601).

(h) To the best of HPSH’s knowledge, none of the Real Property is located in a state or federally designated flood hazard area.

2.14 Leased Real Property. Certain parcels of Real Property are owned by third party landlords (“Landlords”) and leased to HPSH, pursuant to the leases described in Schedule 2.14 (the “Leases”). To HPSH’s knowledge, no person or entity other than HPSH has any option or right of first refusal to purchase, occupy, lease or rent the Real Property or any portion thereof. The Leases are in full force and effect and constitutes the valid and binding agreement of the parties thereto. Neither HPSH nor, to the knowledge of HPSH, the Landlords are in default under the Leases, and no event or condition has occurred or exists which, with the passage of time, the giving of notice or both, would cause either HPSH or (to the knowledge of HPSH) the Landlords to be in default thereunder.

2.15 Environmental Matters. HPSH and the Hospital are in compliance in all material respects with all federal, state and local environmental laws, rules, regulations, standards and requirements, applicable to HPSH and the Hospital, including without limitation those respecting the generation, handling, storage and disposition of hazardous or biomedical materials and/or waste, including without limitation the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq., and the National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119 of the U.S. Department of Health and Human Services. HPSH has not received any written communication, whether from a governmental authority, citizen’s group, employee or otherwise, that alleges that HPSH or the Hospital is not in full compliance with all environmental laws, rules, regulations, standards and requirements.

2.16 Billing Practices; Accounts Receivables. HPSH’s billing practices are in compliance in all material respects with all federal and state laws (including all insurance laws and regulations) and, where applicable, all contracts with insurance companies, health maintenance organizations and other third party payors. HPSH’s accounts receivable are and will be valid and enforceable claims and are not and are not subject to any defenses, offsets, claims or counterclaims asserted by third party payors, except for contractual allowances, discounts and refunds in accordance with the ordinary course of HPSH’s business as conducted on and prior to the Balance Sheet Date. Although HPSH knows of no reason why such accounts receivable will not be collected on a timely basis consistent with historical collection rates, HPSH is not guaranteeing the collectability of such accounts receivable.

2.17 Retirement Plans and ERISA Compliance. Except for the plans described in Schedule 2.17 (the “Plans”), HPSH does not now maintain or participate in and has never maintained or participated in any pension, profit sharing or retirement plan, nor does it otherwise participate in, nor has it ever otherwise participated in, any multi-employer pension or retirement plan. Buyer will not incur any obligation or liability under or relating to the Plans as a result of the transactions contemplated by this Agreement, or otherwise. The terms of the Plans are, and the Plans have been administered, in material compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (where applicable) the Internal Revenue Code. To HPSH’s knowledge, there are no pending or anticipated material claims against or otherwise involving the Plans. To the extent any employee benefit programs (including health and other insurance plans) maintained by HPSH for its employees are subject to ERISA, such programs have been maintained and funded (including all disclosure and reporting requirements) in material compliance with ERISA.

2.18 Medical Staff Matters. HPSH has heretofore delivered to Buyer true and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital. With regard to the medical staff of the Hospital, there are no pending or threatened disputes with applicants, staff members or health professional affiliates, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. HPSH has provided Buyer with a written description of all adverse actions taken against medical staff members or applicants within the past two years.

2.19 Insurance Policies. HPSH has insurance policies covering commercial general liability, property damage and medical malpractice for the period prior to the Closing Date (including “tail” or other equivalent insurance coverage obtained on behalf of the Acquired Entities). Such medical malpractice insurance coverage (including any “nose” or other equivalent insurance coverage obtained by Buyer or the New Company on behalf of HPSH at or prior to the Closing Date) has or will have coverage limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate. All such insurance policies are now and through the Closing will be in full force and effect with no premium arrearages. HPSH is not in default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim required by the terms of any such policy in a due and timely fashion.

2.20 No Finders or Brokers. As a result of any act or failure to act by HPSH or any Seller or any of their respective officers, members, partners, shareholders, trustees, beneficiaries or other affiliates, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or claim against or upon Buyer, the New Company or any of their affiliates for any commission, fee or other compensation as a finder, broker or in any similar capacity.

2.21 Investment Intent. Except for the sale of the Transferred Units to Buyer pursuant hereto, HPSH is acquiring such interests in the New Company for investment purposes only, and HPSH has no present intent to distribute, resell, pledge or otherwise dispose of any interest in the New Company other than as permitted by this Agreement or the New Company Operating Agreement.

As used in this Agreement, “to the knowledge of HPSH” and similar phrases shall mean all matters reflected in any material documents or material files in the actual possession of HPSH and Foundation and the actual knowledge after due inquiry of Mark Devorsetz, who is the Chief Executive Officer of the Hospital.

2A.	REPRESENTATIONS AND WARRANTIES OF SELLERS.

Each Seller represents and warrants (as to itself only) as follows:

2A.1 Compliance. Seller is in compliance with all of its, his or her material obligations under the operating agreement of HPSH, including without limitation any noncompetition covenant and any Stark law requirements contained therein. In addition, Foundation represents and warrants that it exists and is in good standing under the laws of Nevada.

2A.2 Due Authorization. The execution, delivery and performance of this Agreement and the other transactions, documents and agreements provided for herein by Seller have been duly and properly authorized by all requisite company, corporate, partnership and trustee action (as applicable) and no further action is necessary to authorize and implement such transactions or to make this Agreement and such other documents and agreements valid and binding upon Seller in accordance with their respective terms.

2A.3 Compliance with Instruments. No provisions exists in any Agreement to which Seller is a party that would be breached by the execution, delivery or consummation of this Agreement or the transactions contemplated hereby.

2A.4 Investment Intent. Seller acknowledges that the interest in the New Company to be transferred to Seller pursuant hereto will be issued and transferred pursuant to exemptions from registration under the federal Securities Act of 1933 and the state securities laws of the State of Texas. Except for the sale of the Transferred Units to Buyer pursuant hereto, Seller is acquiring such interest in the New Company for investment purposes only, and Seller has no present intent to distribute, resell, pledge or otherwise dispose of any interest in the New Company other than as set forth in this Agreement or as permitted by the New Company Operating Agreement. Seller has not participated, directly or indirectly, in any communications, discussions, understandings or agreements (express or implied) concerning the exchange of remuneration (directly or indirectly, in cash or in kind) in return for the referral of federal health care program business in connection with Seller’s investment in the New Company.

3.	REPRESENTATION AND WARRANTIES OF BUYER.

Buyer represents and warrants to HPSH and Sellers as follows:

3.1 Existence and Good Standing. Buyer has been duly organized and is validly existing and in good standing under the laws of the State of Texas.

3.2 Due Authorization. Subject to receipt of any further Board approvals required as set forth in Section 5.15, the execution, delivery and performance of this Agreement and the other documents and agreements provided for herein by Buyer have been duly authorized by all requisite action of the governing board and (where applicable) the owners of Buyer, and no further action is necessary to make this Agreement and such other documents and agreements valid and binding upon Buyer in accordance with their respective terms.

3.3. Compliance with Contracts and Instruments. No provision exists in any agreement to which Buyer is a party or by which its assets are bound, or in its articles of organization, which would be violated by the execution, delivery or consummation of this Agreement or the transactions contemplated hereby.

3.4 No Finders or Brokers. As a result of any act or failure to act by Buyer or any of its affiliates, no person, firm or corporation has, or as a result of the transactions contemplated hereby will have, any right, interest or valid claim upon HPSH, any Seller or the New Company for any commission, fee or other compensation as a finder, broker or in any similar capacity.

3.5 Investment Intent. The Transferred Units will be sold to Buyer pursuant to exemptions from registration under the federal Securities Act of 1933 and the state securities laws of the State of Texas. Buyer is acquiring such equity interests for investment only, and has no present intent to distribute, resell, pledge or otherwise dispose of the Transferred Units other than in transactions permitted by the New Company Operating Agreement that are also exempt from such registration requirements and which will not affect the applicability of the exemptions relied upon by Sellers in selling the Transferred Units to Buyers as described above. Buyer has not participated, directly or indirectly, in any communications, discussions, understandings or agreements (express or implied) concerning the exchange of remuneration (directly or indirectly, in cash or in kind) in return for the referral of federal health care program business in connection with its investment in the New Company.

3.6 Litigation and Proceedings. There are no legal claims, actions, suits, arbitrations or other legal, administrative or governmental proceedings pending or, to the knowledge of Buyer, threatened against Buyer, its properties, assets or business, and to the knowledge of Buyer, no facts exists which might be reasonably expected to form the basis for any such claim, action, suit or other proceeding. Buyer is not in default with respect to any judgment, order or decree of any court, governmental agency or instrumentality.

3.7 Financial Statements. Buyer will have on the Closing Date adequate cash available to pay the Purchase Price and perform its obligations hereunder without the need for additional investments of equity or debts.

3.8 Compliance. Buyer and each member of Buyer are in material compliance with all applicable laws, rules and regulations relevant to the Hospital’s business and the business of each member and affiliates. Buyer confirms the accuracy of the representations and warranties given by HPSH in Section 2.11 as if directly made by Buyer and its members in this section.

3.9 Untrue Statements. This Agreement does not and will not include any untrue statement of a material fact by Buyer.

4.	PRE-CLOSING COVENANTS.

4.1 Access. From the date hereof until Closing or the termination of this Agreement, upon reasonable prior request of Buyer, (i) HPSH will afford officers and authorized representatives of Buyer with reasonable access to all financial, operational and statistical books and records of HPSH and Foundation relating to the Hospital and access to the employees and medical staff members of the Hospital, and (ii) shall permit Buyer to conduct physical inspections of the Hospital and to interview such medical staff members at such time or times as will not unreasonably interfere with customary delivery of care to patients, subject in all cases to applicable privacy and confidentiality limitations applicable to such access. No such inspection or other action by Buyer shall impact the right of Buyer to rely on the representations and warranties of HPSH and Sellers set forth in Sections 2 and 2A. Buyer shall keep any information or observations received as a result of such access confidential and to be used solely for purposes of this transaction. Such access shall not constitute an express or implied closing condition based on the contents of such access and the parities’ obligations to close the transaction hereof shall be solely governed by the representations and warranties and conditions to Closing in this Agreement.

4.2 Continuation of Business. Except as otherwise expressly contemplated hereby or as may be necessary to effect the transactions provided for herein, from the date hereof until the Closing Date, HPSH shall use reasonable efforts to:

(a) conduct its business in material compliance with all applicable laws and only in the usual and ordinary course as it has previously been conducted and in the best interest of its members;

(b) maintain the Hospital Assets in as good working order and condition as at present, ordinary wear and tear excepted;

(c) perform all of its obligations under agreements relating to or affecting the Hospital or the Hospital Assets unless disputed in good faith;

(d) keep in full force and effect the currently effective insurance policies or other comparable insurance coverage; and

(e) consistent with prudent business practices, maintain and preserve its business organizations intact, retain its present employees and maintain its relationships with its employees, third party payors, medical staff, suppliers and others having business relations with it; provided that nothing contained herein shall be construed to limit in any way HPSH’s right to terminate employees or admit new members as permitted by applicable law; provided, however, that any such new member shall not participate in the transactions contemplated by this Agreement.

4.3 Transactions Requiring Consent. Except as otherwise expressly contemplated hereby or as may be necessary to effect the transactions contemplated hereby, from the date hereof until the Closing Date, without Buyer’s prior written consent, HPSH shall not:

(a) sell, transfer, convey or otherwise remove any of the Hospital Assets, except in the ordinary course of business or outside the ordinary course of HPSH in an amount not to exceed $100,000 in any single transaction;

(b) enter into any material contract or commitment or make any capital expenditure in excess of $100,000 with respect to the Hospital or the Hospital Assets;

(c) create or assume any mortgage, pledge or other lien or encumbrance upon any Hospital Asset, whether now owned or hereafter acquired;

(d) make any loan other than loans or advances in the ordinary course of business;

(e) incur or agree to incur any liability or debt in excess of $100,000 other than normal trade payables;

(f) prepay any debt or obligation prior to its stated maturity (except pursuant to an existing amortization payment schedule);

(g) materially amend any material contract to be assumed by the New Company pursuant to Section 1.4(a) or change any employee compensation, except normal annual salary increases implemented in accordance with HPSH’s past practices or otherwise consistent with HPSH’s current business plan; or

(h) fail to pay any obligation in a timely manner as it comes due unless such obligation has been offset with the permission of the applicable lender or is being contested in good faith.

4.4 Performance Covenant. Each party hereto covenants and agrees that it will take commercially reasonable action within its power and authority to duly and timely carry out all of its obligations hereunder, to perform and comply with all of the covenants, agreements, representations and warranties hereunder applicable to it and to cause all conditions to the obligations of the other parties to complete the Closing to be satisfied as promptly as possible. No such action shall require the initiation of litigation by any party, the expenditure of any monetary sum outside of customary filing fees or the divestiture of any asset.

4.5 Costs of Agreement. Each party hereto agrees to bear all of its own expenses incurred in preparing or complying with this Agreement, including without limitation all legal and accounting expenses and fees. No such expenses (other than the expenses incurred directly by the New Company) shall be charged to or paid by the New Company.

4.6 Governmental Approvals. At the New Company’s sole cost and expense, HPSH shall assist and cooperate with Buyer, the New Company and their representatives and counsel in obtaining all governmental consents, approvals and licenses which Buyer or the New Company deems necessary or appropriate and in preparing any document or other materials which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

4.7 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by HPSH and, if the transactions contemplated hereby are not consummated, until the termination of this Agreement, neither HPSH nor any Seller will, without the prior written consent of Buyer (which may be withheld at Buyer’s sole discretion), (a) offer for sale the Hospital Assets (or any material portion thereof) or any ownership interest in HPSH (save in the case of any individual Seller, transfers for estate planning or personal financing purposes or, in the case of Seller Entity, a transfer to any affiliate, (b) solicit offers to buy all or any material portion of the Hospital Assets or any ownership interest in HPSH, (c) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of HPSH or (d) enter into any letter of intent or agreement with any party (other than Buyer) with respect to the sale or other disposition of the Hospital Assets (or any material portion thereof) or any ownership interest in HPSH or with respect to any merger, consolidation or similar transaction involving HPSH.

4.8 Public Disclosures. Except to the extent required by applicable laws and regulations and this Agreement, at any time prior to the Closing, no party to this Agreement shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect thereto without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that such prior written consent shall not be required for releases, announcements or communications to the extent obtaining such prior written consent would prevent the timely and accurate dissemination of information which its counsel deems necessary to comply with any applicable laws and regulations.

5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

The obligations of Buyer hereunder are, at the option of Buyer, subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

5.1 Accuracy of Representations and Warranties. The representations and warranties of HPSH and Sellers in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, other than representations and warranties that speak to or refer to a specific date in which case such date shall apply. All of the agreements of HPSH and Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects. HPSH shall have delivered to Buyer (a) certified copies of all resolutions of the governing board and (if required) owners of HPSH approving or otherwise relating to this Agreement and the transactions contemplated hereby, (b) an officer’s certificate certifying as to HPSH’s compliance with this Section 5.1 and its authorization to engage in the transactions contemplated by this Agreement and (c) any other evidence reasonably requested by Buyer with respect to the authorization of HPSH or Sellers to execute this Agreement and enter into the transactions contemplated hereby by HPSH and each Seller that is not an individual.

5.2 Action Restraining or Affecting Transaction. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transfer of any of the Hospital Assets, or which in the opinion of the parties may otherwise materially and adversely affect the Hospital Assets, and no third party or governmental agency or body shall have taken or threatened any action with respect to the Hospital Assets or the transactions contemplated hereby as a result of which the parties deem it inadvisable to proceed with the transactions contemplated hereunder.

5.3 Material Changes. The Hospital Assets shall have not suffered any Material Adverse Change. “Material Adverse Change” means any change, effect, event,

development, occurrence or set of circumstances, individually or in the aggregate that is materially adverse or, with the passage of time, reasonably likely to be materially adverse to the Hospital Assets, affairs, results of operations or condition (financial or otherwise) or assets of HPSH taken as a whole other than any change, effect, event, development, occurrence or set of circumstances resulting from (1) the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (2) the United States economy or securities or currency markets in general, (3) health care industry, in general in the United States, (4) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, or (5) changes in GAAP.

5.4 Looney/Toulson Unit Sale. Frank Looney, M.D. and Charles Toulson, M.D. shall have executed and delivered to HPSH a binding agreement for the sale of all of Dr. Looney’s remaining Membership Units in the New Company held following the completion of the sale of the Transferred Units pursuant to this Agreement, and Dr. Toulson shall have delivered a check for the purchase price or provided other satisfactory of evidence that payment will be made promptly after the Closing.

5.5 Governmental Permits. The New Company shall have obtained all licenses, certificates, permits and rulings of, and submitted all notices to, all governmental authorities (and any waiting periods shall have expired in connection therewith) that may be required at or prior to the acquisition and the operation of the business of the Hospital by the New Company, including without limitation those described in Schedule 2.11.

5.6 Consents, Approvals or Authorizations.

(a) All consents, approvals or authorizations with respect to the New Company’s assumption of the Assumed Debt, and in connection with the assignment of any lease, contract, agreement or other instrument or obligation set forth in Schedule 5.6 shall have been obtained. Except as otherwise provided in Schedule 5.6, the costs relating to obtaining such consents, approvals or authorizations shall be borne by HPSH.

(b) It will not be necessary and, accordingly, no party will be obligated to seek the consent of any health maintenance organization, insurance company, managed care organization or other third party payor (the “Insurance Plans”) with respect to the assignment of HPSH’s contracts with the Insurance Plans to the New Company, and the parties shall determine whether it is in their best interests either to retain such contractual arrangements in the name of HPSH (with the benefits and net proceeds resulting from such contracts to be contributed to the New Company by HPSH) or to assign such contracts to the New Company without the consent of any such contracting party; provided that obtaining any such assignment shall not be a condition to Closing hereunder.

5.7 Bill of Sale. HPSH shall have executed and delivered to the New Company a Bill of Sale and Assumption of Liabilities transferring title to Hospital Assets to the New Company, which Bill of Sale and Assumption of Liabilities shall be substantially in the form attached hereto as Exhibit 3.

5.8 Distribution of Membership Units by HPSH to Sellers. HPSH and each Seller shall have executed and delivered to Buyer an Assignment and Assumption of

Membership Units, substantially in the form attached hereto as Exhibit 2(A), to distribute the aggregate 1,000 Membership Units in the New Company to such members of HPSH in accordance with Section 1.1(c).

5.9 Assignment of Transferred Units. Each Seller shall have executed and delivered to Buyer an Assignment of Membership Units, substantially in the form attached hereto as Exhibit 2(B), transferring the Transferred Units to be sold by such Seller to Buyer.

5.10 New Company Agreement. Each of the Sellers (other than Foundation) shall have executed (or otherwise agreed to be bound by) the New Company Agreement.

5.11 Signatures from Sellers. All of the members of HPSH shall have entered into this Agreement as Sellers, as evidenced by their signature on the signature page of this Agreement.

5.12 Management Agreement. All existing management and consulting agreements relating to the management of the Hospital shall have been terminated as of the Effective Date, including without limitation the Foundation Management Agreement. In addition, Buyer and the New Company shall have entered into the New Management Agreement, substantially in the form attached as Exhibit C to the New Company Agreement, pursuant to which THVG shall provide day-to-day management of the Hospital for the New Company and sublicense to the New Company the right to use certain marks associated with Baylor Health Care System.

5.13 New Lease Agreement. New Company and HPSH shall have entered into a lease agreement for the Real Property owned by HPSH as of the Closing Date, which lease agreement shall be substantially in the form attached hereto as Exhibit 4. HPSH shall have obtained a Subordination, Non-disturbance and Attornment Agreement (SNDA) from each lender in a form reasonably satisfactory to Buyer.

5.14 [INTENTIONALLY OMITTED]

5.15 Board Approvals. The governing boards of Baylor Scott & White Health and United Surgical Partners International, Inc., or duly authorized committees thereof, shall have approved the completion of the transactions provided for in this Agreement. THVG shall have received an updated valuation opinion from VMG Health confirming the fair market value of the Purchase Price.

5.16 Transition Services Agreement. THVG and Foundation Management shall have entered into a Transition Services Agreement, substantially in the form attached hereto as Exhibit 5.

5.17 Provider Based Facility Attestations. HPSH shall have filed the attestations necessary to obtain confirmation from CMS that each of the Hospital’s outpatient facilities are recognized by CMS as “provider-based” departments of the Hospital.

5.18 Amendment of Medical Staff By-Laws. The Medical Staff Bylaws of the Hospital shall have been amended, pursuant to an amendment in form and substance reasonably satisfactory to Buyer, to (i) update definitions to reflect the ownership of the Hospital by the New Company and define the term “patient encounter,” (ii) revise the definition of “active staff” to require 24 patient encounters at the Hospital per year and (iii) revise the definition of “courtesy staff” to require at least one patient encounter at the Hospital during each credentialing period to provide courtesy staff members with the ability to vote at medical staff and committee meetings and hold office on committees, but not medical staff offices, and to require courtesy staff members to have reasonable attendance at medical staff meetings and to be available to serve on committees and participate in quality and patient safety activities, as requested by the Professional Standards Committee. Buyer shall have been provided with an updated list of the medical staff members, including their respective categories of privileges, with all of the Sellers (other than Foundation) being listed as either active staff or courtesy staff members.

5.19 CMS Self Disclosure. HPSH shall have made a self-disclosure to CMS pursuant to the CMS Self-Referral Disclosure Protocol, in a form reasonably acceptable to Buyer, relating to potential overpayments resulting from referrals to the Hospital made by Bruce E. Maniet, M.D. and relating to potential noncompliance with the advertising disclosure rules applicable to physician-owned hospitals (the “CMS Self-Disclosure”).

5.20 Amendment of Long Term Incentive Plan. HPSH shall have duly adopted, and the Chief Executive Officer of the Hospital shall have approved, an amendment to the Long Term Incentive Plan, which amendment shall be in form and substance satisfactory to Buyer.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF HPSH AND SELLERS.

The obligations of HPSH and Sellers hereunder are, at the option of HPSH, subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

6.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. All of the agreements of Buyer to be performed by Buyer on or before the Closing Date shall have been duly performed in all material respects. Buyer shall deliver to HPSH an officer’s certificate certifying as to its compliance with this Section 6.1 and Buyer’s authorization to engage in the transactions contemplated by this Agreement.

6.2 Action Restraining or Affecting Transaction. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transfer of any of the Hospital Assets, or which in the opinion of HPSH may otherwise materially and adversely affect the Hospital Assets, and no third party or governmental agency or body shall have taken or threatened any action with respect to the Hospital Assets or the transactions contemplated hereby as a result of which HPSH deems it inadvisable to proceed with the transactions contemplated hereunder.

6.3 Management Termination Fee. Buyer shall have delivered to Foundation Management the $750,000 termination fee at the Closing pursuant to Section 1.3(a).

6.4 Receipt of Consideration. Buyer shall have delivered to Sellers their respective shares of the Purchase Price at the Closing, as described in Section 1.3(a).

6.5 Governmental Permits. The New Company shall have obtained all licenses, certificates, permits and rulings of, and submitted all notices to, all governmental authorities (and any waiting period shall have expired in connection therewith) that may be required at or prior to the acquisition and operation of the business of the Hospital by the New Company.

6.6 Consents, Approvals or Authorizations. Buyer shall have obtained or waived the requirement to obtain all consents, approvals or authorizations with respect to any lease, contract, agreement, or other instrument or obligation which may be necessary to consummate the transactions provided for herein or for the New Company to receive all the rights and benefits of HPSH thereunder.

6.7 Bill of Sale. The New Company shall have executed and delivered to HPSH the Bill of Sale and Assumption of Liabilities referred to in Section 5.7.

6.8 Assignment and Assumption of Membership Units. Buyer shall have executed and delivered to HPSH the Assignment and Assumption of Membership Units delivered to Buyer pursuant to Section 5.9, which shall acknowledge the assignment of the Transferred Units to Buyer and Buyer’s agreement to be bound by the New Company Agreement.

6.9 New Company Agreement. Buyer shall have executed and delivered the New Company Agreement.

6.10 Lease Agreement. The New Company and HPSH shall have entered into the lease agreement referred to in Section 5.13.

6.11 [INTENTIONALLY OMITTED]

6.12 Insurance Coverage for Pre-Effective Date Malpractice Claims. Buyer shall have provided to HPSH evidence of “retroactive” malpractice insurance coverage obtained on behalf of the Hospital under the master insurance policies of USP or its affiliate that will be in place as of the Effective Date (by USP purchasing an endorsement providing for retroactive coverage for the Hospital), and 46.9% of the cost for such insurance coverage shall be borne by HPSH and shall be deducted from the Purchase Price as described in Schedule 1.3(a). The remaining 53.1% of the cost for such insurance shall be borne by THVG.

6.13 Transition Services Agreement. THVG and Foundation Management shall have entered into the Transition Services Agreement referred to in Section 5.16.

7.	POST-CLOSING COVENANTS.

7.1 Indemnification.

(a) Indemnification by Buyer. Subject to the limitations in Section 7.1(c), Buyer shall indemnify, defend and hold HPSH, each Seller, and Foundation Management at all times harmless from and against any loss, damage, fine, penalty, cost and expense (including reasonable attorneys’ fees and other costs of defense) caused by or arising out of or in connection with any misrepresentation, breach of warranty, nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement a pursuant to any Assumed Liability.

(b) Indemnification by HPSH and Sellers. Subject to the limitations in this Section 7.1(b) and Section 7.1(c), HPSH and each Seller shall indemnify, defend and hold Buyer, its managers, members, officers and representatives, and the New Company at all times harmless from and against any loss, damage, diminutions in value, fine, penalty, cost or expense (including reasonable attorneys’ fees and other costs of defense) caused by or arising out of or in connection with (i) any Excluded Liability, or (ii) any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of HPSH under this Agreement; provided, however, that Buyer shall not be entitled to make any claim for indemnification pursuant to subsection (ii) above (A) until the monetary value of all such claims (on a cumulative basis) exceeds $300,000, in which event the applicable Sellers or HPSH as the case may be shall be liable for the full monetary value of all such breaches (including the initial $300,000), (B) at any time after the second anniversary of the Closing Date, except for claims asserted in writing pursuant to subsection (ii) prior to such second anniversary or (C) that, when aggregated with all of the claims made pursuant to subsection (ii), would cause the total liability of HPSH to exceed 50% of the Purchase Price or of any Seller to exceed 50% of the aggregate amount paid to such party pursuant to Sections 1.3(a), as set forth on Schedule 1.3(a) attached hereto; further, provided, that the foregoing limitations shall not apply to any claims made with respect to any breach of Section 2.1, 2.2, 2.4 (last sentence only), 2.8, 2.20, 2A.1 or 2A.2, any claims relating to any liability of HPSH not assumed by Buyer, which shall remain the obligation of HPSH at all times, or any claims based on intentional fraud as to specific representations and warranties set forth in this Agreement.

(c) Limitations on Indemnification. The indemnification obligations of the parties pursuant to this Section 7.1 shall be subject to the following:

(X) The amount of damages, losses, liabilities and expenses required to be paid by any party to indemnify any other party pursuant to this Section 7.1 shall be reduced to the extent of such indemnifying party’s pro rata share of any amounts actually received by the indemnified party after the Closing Date pursuant to the terms of insurance policies (if any) covering such claim; and

(Y) The amount of damages, losses, liabilities and expenses required to be paid by any party to indemnify any other party pursuant to this Section 7.1 shall be reduced by such indemnifying party’s pro rata share of the amount of any federal, state or local tax benefit actually realized by the indemnified party as a result of such claim.

(Z) All representations, warranties and covenants of the parties hereto contained in this Agreement, including any exhibit, schedule or certificate delivered in connection herewith, shall survive the Closing until potential claims related thereto are time barred pursuant to Section 7.1(b) or, if no time limit is specifically referred to, until the applicable statute of limitations.

(d) Exception. Notwithstanding the foregoing, this Section 7.1 shall not apply to any losses arising out of a breach of the respective covenants of the parties set forth in Sections 7.2 through 7.10.

(e) Procedure for Indemnification. Any party that intends to enforce an indemnity obligation shall give the indemnifying party notice of any claim as soon as practicable. The failure to give such notice shall not constitute a waiver or release of the indemnifying party, but the obligation of the indemnifying party shall be reduced to the extent of any actual monetary prejudice resulting from the indemnified party’s delay or failure to give any such notice.

(f) Offset Right. For purposes hereof, a “valid claim” shall be one that has been acknowledged in writing by the party against whom the claim is made or, in the event of any dispute relating to an asserted claim, established pursuant to a final and binding ruling of a court or (if applicable) arbitrator. In order to assure payment of any valid claim that any party may have against another party pursuant to this Section 7.1, each party hereby agrees that the New Company is authorized to pay any distributions that would otherwise be payable to the party that is liable for such valid claim to the claimant, as and to the extent necessary to pay any such valid claim. The foregoing right shall survive any transfer of any interest in the New Company by such party to its owners, and the offset rights granted herein shall continue after any such transfer.

(g) Third Party Claims.

(i) In the case of a claim originating from a person other than a party hereto (a “Third Party Claim”), the party seeking indemnification hereunder in respect thereof (the “Indemnified Party”) shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any such Third Party Claim forthwith after receiving notice thereof if the Indemnified Party fails to give such written notice to the Indemnifying Party, such failure shall not preclude the Indemnified Party from demanding indemnification from the Indemnifying Party, but its right to indemnification may be reduced to the extent that such delays increased the amount of liability or the cost of the defense.

(ii) The Indemnifying Party shall have the right, by written notice to the Indemnified Party given not later than 30 days after receipt of the notice referred to this subsection 7.1(g), to assume the control of the defense, compromise or settlement of the Third Party Claim. The assertion of such right shall constitute an acknowledgement by the Indemnifying Party that such claim in an indemnifiable claim for which the Indemnifying Party is responsible under this Section 7.1.

(iii) Upon the assumption of control of any Third Party Claim by the Indemnifying Party, the Indemnifying Party shall diligently proceed with the defense,

compromise or settlement of the Third Party Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall co-operate fully (but at the expense of the Indemnifying Party with respect to any reasonable out-of-pocket expenses incurred by the Indemnified Party) to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party, acting reasonably, are reasonably necessary to enable the Indemnifying Party to conduct such defense. The Indemnified Party shall have the right to participate in the negotiation, settlement or defense of any Third Party Claim at its own expense. Moreover, if the Indemnifying Party assumes control of a Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of the Third Party Claim unless (i) the Indemnifying Party consents in writing to such payment, (ii) the Indemnifying Party, withdraws from the defense of such Third Party Claim, (iii) a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party in respect of such Third Party Claim or (iv) the Indemnified Party shall waive any right to indemnification hereunder; provided, however, that the Indemnifying Party shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld, conditioned or delayed) pay, compromise or settle any such Third Party Claim unless such payment, settlement or compromise is solely for monetary damages, by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of the Indemnified Party from all liability arising out of such Third Party Claim.

(iv) Following the Closing, except for claims based on intentional fraud as to specific representations and warranties set forth in this Agreement and equitable relief as to the obligations set forth in Sections 1.3(b)(ii) and 1.3(c), Sections 7.2 through 7.4 and Sections 7.6 through 7.11, the sole and exclusive remedy for all claims arising under, out of, or related to this Agreement shall be the right to indemnification under this Section 7. The provisions of this Section 7, including the limitations on the indemnification obligations, were specifically bargained for between the parties and were taken into account by the parties in arriving at the Purchase Price. HPSH and the Sellers have specifically relied upon the provisions of this Section 7 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties in this Agreement.

(h) CMS Indemnification Funds. The CMS Indemnification Funds referenced in Section 1.3(d) shall be available to secure payment obligations of HPSH and Sellers that may arise under the CMS Self-Disclosure described in Section 5.19 above, and the unused portion of such CMS Indemnification Funds (if any) shall be paid out to Sellers on a pro rata basis in accordance with their respective Purchase Price Ratios promptly after there is a final resolution of the amount to be paid to CMS.

7.2 Books and Records; Personnel. For a period of five years from the Closing Date:

(a) The New Company shall retain, and shall not dispose of or destroy, the material books and records included in the Hospital Assets relating to periods prior to the Effective Date (“Books and Records”).

(b) The New Company shall allow HPSH and each Seller and its agents access to all Books and Records during normal working hours at the Hospital or at any location where any Books and Records are stored, and such parties shall have the right, at their expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be (i) subject to the execution of an appropriate confidentiality agreement and (ii) had or done in such a manner so as not to interfere with the normal conduct of the New Company’s and Buyer’s businesses.

(c) The New Company shall make available to HPSH and each Seller upon written request (i) copies of any Books and Records, (ii) Buyer’s and the New Company’s personnel to assist such parties in locating and obtaining any Books and Records and (iii) any of Buyer’s or the New Company’s personnel whose assistance or participation is reasonably required by such parties or any of their affiliates in anticipation of, or in preparation for, any investigation, inquiry, pending or threatened litigation, tax or other matters in which any such party or any of its affiliates is involved; provided, however, that any such copying or assistance shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer’s and the New Company’s businesses. The party making such request shall reimburse Buyer and the New Company for the reasonable out-of-pocket expenses incurred by Buyer or the New Company in performing the covenants contained in this Section 7.2.

7.3 Restrictive Covenants.

(a) In order to assure that Buyer and the New Company will realize the value and goodwill inherent in the Hospital Assets, HPSH and each Seller other than Foundation (who, together with the direct or indirect owners and all trustees and beneficiaries of such Seller, are collectively referred to in this Section 7.3(a) as the “Covenantors” and, individually, as a “Covenantor”) hereby agrees, as to himself, herself or itself and not as to any other Covenantor, as follows:

(i) Until eight years after the Closing Date (except that with respect to Foundation, the term of the non-competition covenant set forth in this Section 7.3(a) shall be for a period of three years), such Covenantor will not own, acquire or have any ownership interest, direct or indirect (including without limitation ownership interests held by immediate family members of any Covenantor or trusts for the benefit of any Covenantor’s immediate family members, provided that “immediate family member” as used in this parenthetical shall not include any children of the Covenantor who are surgeons), in, or provide funds or otherwise participate in the development of any hospital or ambulatory surgery center or in any other surgical facility located within a 15 mile radius of any of the Hospital’s facilities, (the “Non-Compete Area”), including without limitation any endoscopy or pain facility, outpatient surgery center, imaging facility, any hospital with surgical facilities, or any operating room or rooms in doctors’ offices where surgical, gastroenterology, imaging or pain procedures are performed that are customarily performed in hospitals, endoscopy centers, pain facilities or outpatient surgical centers or for which a facility fee is charged, or in any other firm or entity that owns or operates such surgical center, endoscopy, imaging or pain facility, hospital or doctors’ offices (including without limitation ownership interests in the medical practice of such Covenantor if any members of such practice perform any such procedures in the medical practice office space, notwithstanding whether such medical practice office space is leased or owned)

within the Non-Compete Area; provided, however, that this subsection (a) shall not apply to (i) the ownership by any Covenantor of shares of a publicly held corporation owned indirectly through a publicly held mutual fund or purchased through a broker on an established stock exchange or the Nasdaq stock market at an original cost of not more than $25,000 or owned indirectly through a publicly held mutual fund, (ii) the continuation of the practice of any Covenantor performing surgical procedures in his or her office (A) for which no separate facility fee, technical component, “tray fee” or “payment differential” (i.e. a professional fee that is greater than the professional fee that would be paid if the procedure were performed in the Hospital) is paid or charged, (B) that are the types of procedures that have been performed in such physician’s office for at least the past 12 months prior to the Effective Date and (C) that are not procedures that were performed in the Hospital by such Covenantor during the 12 month period prior to the Effective Date, (iii) any Covenantor participating on any hospital medical staff committees, offices or boards, so long as no compensation for services related directly to any such hospital’s surgery facility or program is paid to such Covenantor, (iv) any Covenantor holding medical staff privileges or performing surgery at any hospital or ambulatory surgery center, (v) the ownership interests in a competitive facility that are currently held by a Seller and disclosed on Schedule 7.3, (vi) the receipt by any Covenantor of compensation for their position as a Medical Director of a hospital so long as the compensation is not based on revenues or profits from surgery, (vii) the receipt of normal on-call coverage fees from a hospital, so long as the compensation is not based on revenues or profits from surgery, (viii) employment by an affiliate of Baylor (as long as such Covenantor is allowed to maintain ownership in the New Company and perform procedures at the Hospital), or (ix) the employment by a competitive facility that is disclosed on Schedule 7.3, so long as the employer permits the Covenantor to continue to own an interest in the New Company and to perform procedures at the Hospital (subject to subsection (h) below).

(ii) During the period referred to in subsection (a)(i) above, such Covenantor shall not: (i) be engaged as an employee, officer, director, agent, manager or consultant, or in any similar capacity, with any firm or entity in which Covenantor would not be permitted to have a financial interest pursuant to the provisions of subsection (a) above or with any entity (including a non-profit entity that employs physicians) that is affiliated with any such competitor; (ii) influence or attempt to influence, either directly or indirectly, any physician, supplier, health care facility, preferred provider organization, health maintenance organization or other third party payor not to continue such person’s or entity’s relationship with the Hospital or Buyer or its affiliates; or (iii) solicit (other than solicitations in the form of general employment advertisements placed in newspapers or other publications of general circulation), induce or attempt to induce any employee, independent contractor, consultant, physician or any other person associated with the Hospital or Buyer or any of its affiliates to leave the employment of, or to otherwise discontinue his, her or its association with, the Hospital or Buyer or such affiliate.

(b) In order to assure that Buyer and the New Company will realize the value and goodwill inherent in the Hospital Assets, Foundation and its affiliates (which are collectively referred to in this Section 7.3(b) as the “Covenantors” and, individually, as a

“Covenantor”) hereby agrees, as to itself and not as to any other Covenantor described in Section 7.3(a), as follows:

(i) Until three years after the Closing Date, such Covenantor will not own, acquire or have any ownership interest, direct or indirect, in, or provide funds or otherwise participate in the development of any hospital or ambulatory surgery center or in any other surgical facility located within a 15 mile radius of the Hospital’s main campus facility at 3601 Calais Street, Sherman, Texas 75090 (the “Foundation Non-Compete Area”), including without limitation any endoscopy or pain facility, outpatient surgery center, imaging facility, any hospital, any hospital with surgical facilities, or any operating room or rooms in doctors’ offices owned or managed by Covenantor where surgical, gastroenterology, imaging or pain procedures are performed that are customarily performed in hospitals, endoscopy centers, pain facilities or outpatient surgical centers or for which a facility fee is charged, or in any other firm or entity that owns or operates such surgical center, endoscopy, imaging or pain facility, hospital or doctors’ offices within the Foundation Non-Compete Area; provided, however, that this subsection (b) shall not apply to (A) the ownership by any Covenantor of shares of a publicly held corporation owned indirectly through a publicly held mutual fund or purchased through a broker on an established stock exchange or the Nasdaq stock market at an original cost of not more than $25,000 or owned indirectly through a publicly held mutual fund or (B) the ownership interests in a competitive facility that are currently held by a Seller and disclosed on Schedule 7.3.

(ii) During the period referred to in subsection (b)(i) above, such Covenantor shall not: (A) be engaged as an agent, manager or consultant, or in any similar capacity, with any firm or entity in which Covenantor would not be permitted to have a financial interest pursuant to the provisions of subsection (b)(i) above or with any entity (including a non-profit entity that employs physicians) that is affiliated with any such competitor; (B) influence or attempt to influence, either directly or indirectly, any physician, supplier, health care facility, preferred provider organization, health maintenance organization or other third party payor not to continue such person’s or entity’s relationship with the Hospital or Buyer or its affiliates; or (C) solicit (other than solicitations in the form of general employment advertisements placed in newspapers or other publications of general circulation), induce or attempt to induce any employee, independent contractor, consultant, physician or any other person associated with the Hospital or Buyer or any of its affiliates to leave the employment of, or to otherwise discontinue his, her or its association with, the Hospital or Buyer or such affiliate.

(c) If this Section 7.3 is declared unenforceable in any judicial proceeding for being of too long a duration or covering too large a geographic area, then this Section 7.3 shall still be enforceable for such maximum period of time and within such geographic area as will make the provisions hereof enforceable.

(d) The Covenantors acknowledge that the rights and privileges granted to Buyer and the New Company herein are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach by any Covenantor of this Section 7.3 will cause Buyer great and irreparable injury and damage. Accordingly, the Covenantors hereby agree that Buyer, together with its affiliate or any of them (including the New Company), shall be entitled to remedies of injunction, specific performance or other equitable relief to prevent a breach of this Section 7.3. This provision shall not be construed as a waiver of any other rights or remedies which Buyer may have for damages or otherwise. In addition, subject to subsection (h)

below, if any Covenantor violates the non-competition covenant set forth in this Section 7.3, such Covenantor shall thereupon be deemed to have made an offer to purchase the number of Transferred Units (the “Offered Units”) sold by such Seller to Buyer. The purchase price for the Offered Units will be equal to the amount paid by Buyer for the Offered Units.

(e) Buyer may, in its sole discretion, waive any or all of the provisions of this Section 7.3, in whole or in part, as to any Covenantor. Any such waiver must be in writing and specifically refer to this Section 7.3.

(f) Notwithstanding the foregoing in Section 7.3, any breach of this Section 7.3 by any party shall not be deemed a violation of this Section 7.3 by any other party, but shall only be a breach by the party who violates this Section 7.3 and shall not subject any non-breaching party to any liability under this Agreement.

(g) Nothing in this Section 7.3 shall prevent any physician from providing care and treatment to any patient of such physician at any location at any time and, accordingly, the parties agree that Section 15.50 of the Texas Business and Commerce Code (“TBCC Section 15.50”) is not applicable to this Section 7.3. Nevertheless, to the extent the New Company has custody or control of the identity and/or records of the patients a physician treated during the term of this Agreement, the physician shall have access to and any copies of such medical records of the physician’s patients, upon authorization of the patient, for a reasonable fee as established by the Texas Medical Board, subject to lawful policies and procedures of the Hospital relating to medical records and patient identifying information. In addition, any access to a list of patients or to a patient’s medical records furnished pursuant to this provision shall not require such list or records to be provided in a format different from that in which such records are then maintained, except with the consent of the New Company.

Because physicians are not restricted in the care and treatment of patients, it is not the intention of Buyer or the Sellers to permit any physician to “buy out” the covenant established by this Section 7.3. If, however, a court of competent jurisdiction or arbitrator appointed and serving in accordance with the terms and conditions of this Agreement determines that any of the covenants established by this Section 7.3 will not be enforceable unless a buy-out is established as contemplated by TBCC Section 15.50, the parties agree that each Seller who is a physician shall have such a buy-out right and that, based on relevant, credible data and information duly considered by each Seller who is a physician, a reasonable price for the buy-out is, in respect of each Seller who is a physician, the greater of (i) 1.5 times the gross revenues of the New Company for the most recent prior calendar year or (ii) five times the New Company’s earnings before interest, taxes, depreciation and amortization for the most recent prior calendar year, in each case (A) less the New Company’s outstanding debt (including capital leases and the current portion of any debt) as of the last day of such prior calendar year and (B) multiplied by the percentage ownership interest in the New Company represented by the Units held by such physician Covenantor. In addition, upon any such buy-out, the Unit(s) held by such physician Covenantor shall automatically be transferred to the New Company. This Section 7.3(g) is intended to apply if, and only if, in the absence of this Section 7.3(g), a court or arbitrator would conclude that any of the covenants in this Section 7.3 are unenforceable and/or void. Otherwise, this provision shall have no force or effect. If this provision applies to a physician Covenantor, and all requirements hereof (including payment of all amounts due and transfer of all applicable

Units) are complied with, then the covenant set forth in Sections 7.3(a) and (b) shall not apply to such physician Covenantor. This Section 7.3(g) does not limit the application of any other covenants of a physician Covenantor set forth in the Agreement.

(h) In the event that any Covenantor who is employed by a competitor ceases to comply with the requirements of Section 7.3(a)(ix) above at any time prior to June 1, 2018, in lieu of the provisions of Section 7.3(d) above, such Covenantor shall be deemed to have transferred all of his or her Units to THVHP in consideration for a payment of $1.00 by THVHP to said Covenantor. If such event occurs on or after June 1, 2018, Section 7.3(d) shall apply.

7.4 Disposition of Withheld Funds.

(a) Effective Date Debt Amount. To the extent not accounted for at the Closing, Sellers authorize Buyer to pay from the Withheld Funds any amounts due to Buyer in the event there is a decrease in the Purchase Price due to any increases in the principal amount of the Assumed Debt at the Effective Date as compared to the outstanding principal balance of the Assumed Debt as of the Reference Date pursuant to Section 1.3(b)(i)(1). If the amount of the Withheld Funds is less than the amount owing to Buyer pursuant to the foregoing sentence, then each Seller shall promptly pay to Buyer the amount owing (subject to the offset right provided in Section 7.1(e) if Sellers fail to make such payment) based upon the Seller’s Purchase Price Ratio. No Seller shall have liability for the failure of any other Seller to pay any amount due under this Section 7.4. Conversely, the Purchase Price shall be increased for any reductions in the Assumed Debt prior to the Closing pursuant to Section 1.3(b)(ii)(1).

(b) Unused Portion of Withheld Funds. Within 90 days after the Effective Date (subject to delays caused by deficiencies in HPSH’s books and records relevant to the calculation of the Target Working Capital, or any other delays as may be mutually agreed by Buyer and the Representative), Buyer shall pay to Sellers, based upon their respective Purchase Price Ratios, any unused portion of the Withheld Funds.

(c) If Chindrich has purchased Units in the New Company as provided in Section 1.3(d)(iii) on or before December 15, 2015, the Chindrich Withhold shall be paid to Sellers, on a pro rata basis in accordance with their respective Purchase Price Ratios. If such purchase has not been completed by October 31, 2015, the Chindrich Withhold shall be retained by Buyer and shall not be payable to Sellers. If the Chindrich Withhold is paid to the Sellers, each Seller other than Foundation (the “Other Sellers”) shall be deemed to have transferred to the New Company a number of Units equal to (i) the number of Units issued to Chindrich by the New Company multiplied by (ii) a fraction, the numerator of which is the number of Units held by such Other Seller following completion of the sale of the Transferred Units pursuant hereto and the denominator of which is the total number of Units held by all Other Sellers immediately following the sale of the Transferred Units pursuant hereto.

(d) Sherman ASC Withhold. The Sherman ASC Withhold shall be paid to the Sellers, on a pro rata basis in accordance with Schedule 1.3(a), only if on or before October 1, 2015 (i) the New Company successfully completes the acquisition of substantially all of the assets of the Sherman ASC consistent with the terms set forth in the letter of intent referred to in Recital G and (ii) Kailash Narasimhan, M.D. has purchased eight Membership Units for a purchase price of $200,000. If the conditions described in clause (i) and (ii) are not satisfied on or before October 1, 2015, the Sherman ASC Withhold shall be retained by Buyer and shall not be paid to Sellers. In the event the Sherman ASC Withhold is paid to Sellers, the proceeds received from Dr. Narasimhan will be distributed to the Other Sellers and each Other Seller shall be deemed to have transferred and sold to the New Company a number of Units equal to eight times a fraction, the numerator of which is the number of Units held by such Other Seller immediately following the sale of the Transferred Units pursuant hereto and the denominator of which is the total number of Units held by all Other Sellers immediately following the sale of the Transferred Units pursuant hereto.

7.5 Tax and Medicare Effects. None of the parties (or any such party’s counsel or accountants) has made or is making any representation to any other party (or to such party’s counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement, and each party hereto represents that each has obtained, or will obtain, independent tax and Medicare advice with respect thereto and upon which it has and will solely rely; provided, however, that each party hereto agrees that it is valuing the tangible Hospital Assets at no greater than their net book value as shown on the books and records of HPSH as of the Closing.

7.6 Delivery of Collections Received by HPSH After Closing. From and after the Closing, the New Company may collect all receivables and other items that are intended to be transferred to the New Company as part of the Hospital Assets as provided in this Agreement, and to endorse with the name of HPSH any checks or drafts received on account of any such receivables or other items of the Hospital Assets (including without limitation payments received by HPSH under the Medicare or Medicaid programs). HPSH shall deliver to the New Company promptly after the receipt thereof, any cash, checks or other property which HPSH receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to the New Company as part of the Hospital Assets under this Agreement.

7.7 Change of HPSH’s Name. If necessary in order to file the articles of organization of the New Company, or if otherwise requested by Buyer, HPSH shall either file an appropriate consent with the Texas Secretary of State or cause HPSH’s articles of organization to be amended through an appropriate filing with said Secretary of State in order to change the name of HPSH to a name that does not conflict with the New Company’s name.

7.8 Termination of Employee Participation in Plans. HPSH shall be solely responsible for any unfunded or underfunded obligations of HPSH to the Plans referred to in Schedule 2.17 that are accrued as of the Effective Date. Buyer shall use its commercially reasonable efforts to facilitate the rollover of all funds and accounts held for the beneficiaries of the Plans who voluntarily elect to make such rollovers into one or more of the pension and/or profit sharing plans maintained by USP or its affiliates, as and to the extent such rollovers are permissible under applicable laws and regulations and the terms of USP’s (or its affiliate’s) plans.

7.9 Employee Leasing Arrangement. Anything herein or in the New Management Agreement to the contrary notwithstanding, HPSH agrees that, during the period from the Effective Date to October 1, 2015, or such earlier date as Buyer may specify by giving at least 30 days prior written notice to HPSH (the “Employee Leasing Period”), HPSH will continue to employ all Hospital employees under their current compensation arrangements and other terms of employment, and Foundation will continue to administer the employees’ current employee benefit plans. HPSH will “lease” such employees to the New Company during the Employee Leasing Period, and the New Company will reimburse HPSH or Foundation (as the case may be) for all costs and expenses (including employee benefit costs) associated with such employment accrued during the Employee Leasing Period. Such benefits shall include workers’ compensation insurance, health insurance, participation in the Plans, vacation and sick leave accruals, any and all other salary and non-salary benefits all in accordance with Foundation’s current policies and programs; provided, however, that Foundation shall not be obligated to provide professional liability insurance and employment practices insurance from and after the Closing Date (which insurance shall be provided by the New Company and which employment practices insurance shall name HPSH as an additional named insured). The parties hereto acknowledge and agree that (a) the contributions required to be made by Foundation under the Plans with respect to any Plan year that includes the Employee Leasing Period will be made by Foundation up to the Effective Date and the New Company will make such contributions from and after the Effective Date, (b) after the Closing, neither Foundation nor HPSH shall change any compensation or benefit program without Buyer’s prior written consent, (c) effective immediately following the end of Employee Leasing Period, USP (as Buyer’s subcontractor) shall hire (for the benefit of the New Company, as provided in the New Management Agreement) all Hospital employees then employed by HPSH pursuant to this Section 7.9 and (d) during the Employee Leasing Period, all Hospital employees provided by HPSH pursuant to this Section 7.9 shall be under the New Company’s direction and control and HPSH and the New Company shall cooperate in all reasonable respects in the termination and hiring of Hospital employees, but neither party shall be obligated to carry out any instruction from the other that such party believes is inconsistent with its legal obligations. The arrangement provided for in this Section 7.9 is temporary and designed to promote administrative convenience and preserve continuity of benefits for personnel, and the arrangement is not intended to be long-term or continuing and is in the nature of a temporary special project.

7.10 Letter to CMS. Buyer, HPSH and the New Company each shall execute and deliver to CMS a letter, substantially in the form attached hereto as Exhibit 6, relating to the assignment of HPSH’s Medicare provider agreement in connection with the change of ownership of the Hospital.

7.11 Early Retirement. In the event of the Retirement (as defined in the New Company Agreement) of any Other Seller prior to June 1, 2018, such Other Seller shall be deemed to have transferred and assigned all of his or her Units to THVHP in consideration for the payment of $1.00 by THVHP to such Other Seller. If any such Retirement occurs on or after June 1, 2018, the provisions of Section 15.9(a) of the New Company Agreement shall apply instead of this Section 7.11.

7.12 Survival. Each of the provisions set forth in this Section 7 shall survive the Closing Date, in accordance with their terms.

8.	TERMINATION.

8.1 By Mutual Consent. This Agreement may be terminated without further obligation of the parties at any time prior to Closing by mutual consent of Buyer and HPSH.

8.2 Damages. No party shall be liable in damages to any other party as a result of the failure to consummate the transactions contemplated by this Agreement unless such failure is caused by the material breach of such party of any of the terms of this Agreement.

8.3 Unilateral Termination. If, through no fault of or breach by a party hereto that desires to terminate this Agreement, the conditions precedent to the obligations of such party hereunder have not been met or waived and, therefore, the Closing has not taken place by July 1, 2015, this Agreement may be unilaterally terminated by written notice given by either Buyer or HPSH to the other parties.

9.	ASSIGNMENT.

All parties hereto acknowledge and agree that Buyer shall have the right to assign and delegate any of its rights and obligations under this Agreement to an affiliate of Buyer without any prior consent of any Seller or HPSH. Accordingly, Buyer shall have the right to designate one or more affiliates of Buyer to purchase all or any portion of the Hospital Assets pursuant hereto. No such assignment or delegation by Buyer to any such affiliate shall limit or release Buyer with respect to its obligations under this Agreement, which shall remain in full force and effect notwithstanding such assignment or delegation.

10.	ENTIRE AGREEMENT.

This Agreement (including the Exhibits and Schedules attached hereto) sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, including without limitation the Term Sheet, dated December 7, 2012, heretofore signed by THVG and HPSH. The parties have voluntarily agreed to define their rights, liabilities and obligations exclusively in contract pursuant to the express terms of this Agreement. The parties disclaim that they are owed any duties or are entitled to any remedies not expressly stated in this Agreement. This Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. All parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Company shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement). No party to this Agreement shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not expressly provided in this Agreement. There are no implied representations or warranties in this Agreement. All representations and warranties in this Agreement are contractual in nature only and subject to the sole and exclusive remedies provided in Section 7. No person is asserting the truth of any representation and warranty in this Agreement; rather, the parties have agreed that if any representations and warranties of any party prove untrue, the other parties shall have the specific rights and remedies provided in Section 7 as the exclusive remedy therefor, and that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party as a result of the untruth of any such representation and warranty.

11.	NOTICES.

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally, given by e-mail or other equivalent internet transmission, mailed first class, postage prepaid, registered or certified mail, delivered by Federal Express or other courier service, or sent by facsimile or other online transmission system, as follows:

If to Buyer:

USP North Texas, Inc.

15305 Dallas Parkway, Suite 1600-LB28

Addison, Texas 75001

Attention: General Counsel

FAX No. (972) 267-0084

With a copy to:

Robert D. Mosher

Nossaman LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90067

FAX No. (213) 612-7801

e-mail address: rmosher@nossaman.com

If to HPSH or any Seller other than Foundation:

c/o Jennifer L. Graul

1006 Quail Run Road

Southlake, Texas 76092

FAX No. (214) 764-9819

email address: graulj@jlgraullaw.com

With a copy to:

Foundation HealthCare, Inc.

14000 North Portland Ave., Suite 200

Oklahoma City, OK 73134

Attention: Marcelo M. Puiggari

FAX No. (405) 608-1835

email address: Marcelo.Puiggari@fdnh.com

If to Foundation and Foundation Management:

Foundation HealthCare, Inc.

14000 North Portland Ave., Suite 200

Oklahoma City, OK 73134

Attention: Marcelo M. Puiggari

FAX No. (405) 608-1835

email address: Marcelo.Puiggari@fdnh.com

With a copy to:

McAfee & Taft A Professional Corporation

Two Leadership Square, 10th Floor

211 N. Robinson Avenue

Oklahoma City, OK 73102

Attention: J. Michael Nordin

FAX No. (405) 228-7415

email address: mike.nordin@mcafeetaft.com

12.	GOVERNING LAW; INTERPRETATION; SECTION HEADINGS.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The Section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

13.	GENERAL.

All of the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall survive the consummation of the transactions provided for or contemplated herein only to the extent set forth herein and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by HPSH and Buyer or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. In the event that any one or more of the provisions of this Agreement shall be held or otherwise found to be invalid, illegal or unenforceable, all other provisions hereof shall be given effect separately there from and shall not be affected thereby. Except as expressly permitted by Section 9, none of the parties hereto shall assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement is for the sole benefit of the undersigned parties hereto and is not for the benefit of any third party.

15.	FURTHER ASSURANCES.

HPSH and each Seller shall execute and deliver such other documents and instruments, and take such other actions, as Buyer may reasonably request in order more fully to vest and perfect (a) in the New Company all title and interest in and to the Hospital Assets intended to be conveyed hereby and (b) in Buyer all title and interest in the Transferred Units.

16.	COUNTERPARTS.

Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement. Signatures received by facsimile or other electronic transmission shall be effective as original signatures.

17.	ATTORNEYS’ FEES

In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in any final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by the successful party or parties (including without limitation such costs, expenses and fees on any appeal or in connection with any bankruptcy proceeding), and if the successful party recovers judgment in any such action or proceeding, the costs, expenses and attorneys’ fees shall be included in and as part of such judgment.

18.	WAIVER OF JURY TRIAL.

Each party hereto hereby irrevocably and unconditionally waives trial by jury in connection with any action or proceeding instituted under or relating to this Agreement, or any other document executed pursuant hereto, or in connection with any counterclaim resulting from any such action or proceeding.

19.	INTERPRETATION OF AGREEMENT.

The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and among the parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

20.	COMPLIANCE.

The parties hereto enter into this Agreement with the intent of consummating the transactions described herein in full compliance with applicable state, and federal laws, including but not limited to federal and state anti-fraud and abuse and anti-physician self-referral laws. No party will intentionally conduct itself under the terms of this Agreement in a manner that would constitute a violation of any such laws. Nothing contained in this Agreement requires (directly or indirectly, explicitly or implicitly) any Seller to refer or direct any patients or other business to the New Company or any member or direct or indirect owner of a member of the New Company, or to use the facilities of Buyer or its affiliates as a condition to Buyer’s performance hereunder, recognizing that the New Company Agreement will include certain eligibility requirements intended to support the New Company’s efforts to comply with applicable law.

21.	DISCLAIMER OF RELIANCE.

Except as expressly set forth in this Agreement, neither HPSH nor any of the Sellers is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the prospects of the business of the Hospital or the effectiveness or the success of any operations with the Hospital Assets. No officer, agent, representative or employee of HPSH or any of the Sellers has any authority, express or implied, to make any representations, warranties or agreements not specifically stated in this Agreement and subject to the limited remedies provided in this Agreement. Buyer and New Company specifically disclaim any past or present reliance upon any such other representations or warranties that may have been made by any person. Buyer and New Company specifically disclaim any obligation or duty by HPSH or any Seller to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties in this Agreement.

[Signatures on next pages]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Purchase Agreement as of the day and year first above written.

BUYER:	TEXAS HEALTH VENTURE HERITAGE PARK, LLC

	By	/s/ Jeff Andrews
	Name	Jeff Andrews
	Its	President

NEW COMPANY:	HERITAGE PARK SURGICAL HOSPITAL, LLC

	By	/s/ Marc Steen
	Name	Marc Steen
	Its	Vice President

HPSH:	GRAYSON COUNTY PHYSICIANS PROPERTY, LLC D/B/A HERITAGE PARK SURGICAL HOSPITAL

	By	/s/ Marc Devorsetz
	Name	Marc Devorsetz
	Its	CEO

FOUNDATION

FOUNDATION SURGICAL HOSPITAL HOLDINGS, LLC

	By	/s/ Thomas A. Michaud
	Name	Thomas A. Michaud
	Its	Manager

SELLERS (OTHER THAN FOUNDATION):	/s/ Muhamad-Emad Amhan
Muhamad-Emad Amhan

/s/ Andrew Bossen
Andrew Bossen

/s/ Timothy Brumit
Timothy Brumit

/s/ Robert Burlingame
Robert Burlingame

/s/ Aaron L. Cernero
Aaron L. Cernero

/s/ Dale Davies
Dale Davies

/s/ Mark E. Dickson
Mark E. Dickson

/s/ Alex Ehsan
Alex Ehsan

/s/ M. Gregory Farrell
M. Gregory Farrell

/s/ J. Thomas Fletcher
J. Thomas Fletcher

/s/ Clint A. Hayes
Clint A. Hayes

/s/ Curtis Holbrook
Curtis Holbrook

/s/ Matthew W. Jackman
Matthew W. Jackman

/s/ Richard D. Jelsma
Richard D. Jelsma

/s/ Bryan Kalil
Bryan Kalil

/s/ Joseph A. (Jody) Lipscomb
Joseph A. (Jody) Lipscomb

/s/ William Frank Looney
William Frank Looney

/s/ Bruce E. Maniet
Bruce E. Maniet

/s/ J. Patrick McGrael
J. Patrick McGrael

/s/ Charles F. Mooney
Charles F. Mooney

/s/ Andres Morales
Andres Morales

/s/ Rolando P. Oro
Rolando P. Oro

/s/ J. Timothy Parker
J. Timothy Parker

/s/ William Plauche
William Plauche

/s/ D. Bruce Ramsey
D. Bruce Ramsey

/s/ Charles Hunter Richmond
Charles Hunter Richmond

/s/ Brian Rose
Brian Rose

/s/ Timothy Sandmann
Timothy Sandmann

/s/ Stephen D. Sandoval
Stephen D. Sandoval

/s/ John Sciortino
John Sciortino

/s/ Peter A. Selz
Peter A. Selz

/s/ G. DeAn Strobel
G. DeAn Strobel

/s/ Ponnuswamy T. Swamy
Ponnuswamy T. Swamy

/s/ Thomas Tran
Thomas Tran

/s/ Dale Vincent
Dale Vincent

/s/ Susan Elaine Wills
Susan Elaine Wills

/s/ Glenn T. Young
Glenn T. Young

FOUNDATION MANAGEMENT:	FOUNDATION SURGICAL HOSPITAL MANAGEMENT, LLC

	By	/s/ Thomas A. Michaud
	Name	Thomas A. Michaud
	Its	Manager